UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

US Alliance Corporation
 (Exact Name of Registrant as specified in its charter)

Kansas	26-482142

 (State or other jurisdiction of incorporation or organization)                                                                                                                                          (I R.S. Employer Identification No.)

4123 SW Gage Center Drive, Suite 240, Topeka, Kansas	66604

(Address of principal executive offices)                                                                                                                                    (Zip Code)

Registrant's telephone number, including area code	(785) 228-0200

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which Each class is to be registered
_________________ ________________	____________________ ___________________

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.10 par value

(Title of
class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 126.2 of the Exchange Act

Large accelerated filer                                                                 ❑          Accelerated filer                                                                           ❑

Non-accelerated filer                                                                   ❑          Smaller reporting company                                                        ❑

US ALLIANCE CORPORATION

FORM 10

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

Except for certain historical information contained herein, this Registration Statement on Form 10 contains certain statements that may be considered "forward-looking statements.”  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of revenues, earnings, cash flows, capital expenditures, or other financial items, any statement of plans, strategies, and objectives of management for future operations, any statements concerning proposed acquisition plans, new services, or developments; any statements regarding future economic conditions or performance, rind any statements of belief and any statement of assumptions underlying any of the foregoing Words such as “believe,” “may,” “could,” “expects,” “hopes,” “estimates,” “projects,” “intends,” “anticipates,” and “likely,” and variations of these words, or similar expressions, terms, or phrases, are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks, assumptions, and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Item 1A. Risk Factors."

All such forward-looking statements speak only as of the date of this Registration Statement. You are cautioned not to place undue reliance on such forward-looking statements The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in the events, conditions, or circumstances on which any such statement is based.

INTRODUCTORY COMMENT

    We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for  the sole purpose of complying with Section 12(g) of the Exchange Act, which requires a company which, as of the end of any fiscal year, has more than $10 million in assets and a class of stock held by more than 2,000 persons or 500 persons who do not qualify as “accredited investors” to register such stock.  Once this Registration Statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. See “Item 1A. Risk Factors— We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.”

The registration of our common stock upon the effectiveness of this registration statement does not, on its own, create any market for our stock and we do not intend to seek any listing of our stock on any national exchange or over-the-counter market. See “Item 1A. Risk Factors—USAC voting common stock is an illiquid investment at present.”

Item 1	Business

Overview and History.

US Alliance Corporation ("USAC") was formed as a Kansas corporation on April 24, 2009 for the purpose of raising capital to form a new Kansas-based life insurance company. Our executive offices are located at 4123 SW Gage Center Drive, Suite 240, Topeka, Kansas 66604. Our telephone number is 785-228-02000 and our website address is www.usalliancecorporation.com.

We currently have three wholly-owned operating subsidiaries through which we conduct our business: US Alliance Life and Security Company ("USALSC"), a life insurance corporation; US Alliance Marketing Corporation ("USAMC"), an insurance marketing corporation; and US Alliance Investment Corporation ("USAIC"), an investment management corporation. Unless the context otherwise indicates, references in this registration statement to "we", "us", "our", or the "Company" refer collectively to USAC and its subsidiaries.

Subsidiaries.

USALSC, our insurance subsidiary, was formed as a Kansas corporation on June 9, 2011. USAMC, our marketing subsidiary, was formed as a Kansas corporation on April 23, 2012, for the purpose of serving as the marketing resource of USALSC and the distribution channels being created and maintained. USAIC, our investment management subsidiary was formed as a Kansas corporation on April 23, 2012, for the purpose of serving as the investment manager for USAC and USALSC. We formed and capitalized our subsidiaries with, among other things, proceeds from private placements of USAC common stock and warrants, and public offerings to Kansas residents of USAC common stock and warrants that were registered by qualification with the Office of the Kansas Securities Commissioner. These offerings are described in more detail in Item 10 - Recent Sales of Unregistered Securities.

Products and Services.

We conduct our life insurance business through USALSC. USALSC received a Certificate of Authority from the Kansas Insurance Department ("KID") effective January 2, 2012, and sold its first insurance products on May I, 2013. USALSC currently offers the following seven product categories:

➢
Solid Solutions Term Life Series®, Registered Trademark No 4,740,828. This simplified issue term life insurance product is designed to provide coverage with a face value of $250,000 or less.  This product features limited underwriting and is offered with 10, 20, 25, and 30 year terms.

➢
Sound Solutions Term Life Series®, Registered Trademark No, 4,740,827. This is a fully underwritten term life insurance product designed to provide coverage for higher face amounts.  This product features multiple risk classifications and is offered with 15, 20, 25 and 30 year terms.

➢
Pioneer Whole Life. This is a traditional whole life insurance product designed to provide permanent coverage with a limited premium paying period.  This product is sold with death benefits typically ranging from $25,000 to $100,000.

➢
Legacy Juvenile Series® Registered Trademark No. 4,577,835. This product is term life insurance to age 25 available for purchase on children up to the age of 16 in an amount of $10,000 or $20,000 with a one-time premium payment.

➢	American Annuity Series®, Registered Trademark No 4,582,074 This product is a flexible premium deferred annuity with a minimum initial deposit of $10,000.

➢
Thoughtful Pre-Need Series®, Registered Trademark No 4,620,073 This series of products includes a single or multiple pay premium pre-need whole life insurance policy sold by funeral directors who are licensed by the KID in conjunction with a preplanned funeral.  This product is typically sold with smaller death benefits than our traditional Pioneer Whole Life.

➢
Group Products. This is a series of group non-medical insurance products developed for the small group marketplace. These products are sold to employers and provide benefits for their employees.  Our group suite of products include group term life insurance, group long term disability, and group short-term disability.

Our single pay life products (which include our Juvenile and single premium pre-need products) accounted for 90% of 2015 direct premium revenue.  Our individual life products with recurring annual premiums (which include our term life and whole life products) accounted for 8% of 2015 direct premium revenue.  Our group products, which were introduced in March 2015, accounted for 2% of 2015 direct written premiums.

USALSC continues to look for opportunities to develop and market additional products.

Our business model also anticipates the acquisition by USAC and/or USALSC of other insurance and insurance related companies, including third-party administrators and marketing organizations.  We may also acquire, from time to time, rights to other blocks of insurance business through reinsurance or other transactions. Effective January 1, 2013 USALSC entered into a reinsurance agreement with Unified Life Insurance Company ("ULIC") to assume 20% of a certain block of health insurance policies. We have not acquired any other companies or blocks of business as of the date of this Registration Statement, but we regularly monitor and evaluate appropriate acquisition targets, taking into account cost, location, business lines, and distribution channels of a potential acquisition target, as well as the synergies a combination might bring. All acquisitions will be in compliance with all required regulatory approvals. See “Government Regulation.”

Material Agreements and Partners.

On September 1, 2015, USALSC entered into an agreement to provide certain insurance administrative functions, data processing systems, daily operational services, management consulting, and marketing development to Dakota Capital Life Insurance Company.  This agreement has an initial term of 60 months (beginning on September 1, 2015), and requires 90-day advance written notice to terminate.  In addition, the agreement requires that certain products, as set forth in the agreement, will be exclusively administered by USALSC and administrative services with respect to such products may not be transferred with our consent.  The agreement provides for monthly settlement. As of December 31, 2015, we are providing administrative services on six policies.

Effective January 1, 2013, USALSC entered into a reinsurance agreement with ULIC to assume 20% of a certain block of health insurance policies.  This agreement renews annually unless either party provides written notice of its intent not to renew at least 120 days prior to the expiration of the then-current term.  The agreement provides for monthly settlement.  No activity was recorded under this agreement until January 2014. For the year ended December 31, 2015, USALSC assumed premiums of $2,453,597.

USAC uses the actuarial firm of Miller & Newberg to provide valuation, pricing and illustration actuarial services for USALSC.

In order to manage the risk of financial exposure to adverse underwriting results, USALSC reinsures a portion of its risk with other insurance companies. USALSC retains $35,000 on its Pioneer Whole Life Series and $25,000 on its Solid Solutions Term Life Series® and Sound Solutions Term Life Series®. USALSC also reinsures 100% of the risk on its accidental death benefit rider. USALSC retains 25% of the risk for each covered life on its group life product to a maximum of $100,000 on any individual person. USALSC retains 25% of the risk for each covered life on its group accidental death and dismemberment product to a maximum of $25,000 on any individual person. USALSC also has catastrophic reinsurance coverage to protect against three or more group life deaths resulting from a single event. USALSC also reinsures 100% of the risk on its group disability products. Optimum Re Insurance Company (a subsidiary of Optimum Group), General Reinsurance Corporation (a subsidiary of Berkshire Hathaway), and Reliance Standard Life Insurance Company (a subsidiary of Tokio Marine Holdings) provide reinsurance for USALSC.

Investments.

USAC and USALSC, through USALSC, have contracted with General Re-New England Asset Management (GR-NEAM), a Berkshire Hathaway subsidiary, to manage the investments of USALSC and a portion of the investments of USAC. The investment parameters are determined by Kansas law and the KID, as well as the internal investment policies of USALSC and USAC.

USAC internally manages a portfolio of equities within its investment policy guidelines (as modified from time to time, our "Investment Policy"), which take into account type of investments and investment instruments, and establishes diversification benchmarks to help manage investment risk. USAC's investment in its subsidiaries is managed outside of its Investment Policy.

Our Investment Policy may be modified by USAC's Board of Directors (the "Board" or "Board of Directors") in compliance with applicable law.

The following summarizes our Investment Policy, effective June 1, 2015:

➢
Approved Investment Instruments. We may invest in the following approved investment classes in accordance with the restrictions and subject to the benchmark ranges set forth in our Investment Policy and described below:

❖	United States Government Securities — bonds or other evidences of indebtedness that are hilly guaranteed or insured by the U.S. Government or any agency or instrumentality thereof.

❖
Securities of the District of Columbia, State, Insular or Territorial Possession Government of the United States —bonds or other evidences of indebtedness, without limitation, of the District of Columbia, State, or any political subdivision of such, or Insular or Territorial Possession of the United States.

❖
Canadian Government, Provincial and Municipal Obligations —bonds or other evidences of indebtedness issued by the Dominion of Canada, or by any Province thereof, or by any municipality, agency or instrumentality thereof.

❖	Fixed Income Obligations — bonds or other evidence of indebtedness issued, assumed or guaranteed by a corporation.

❖
Equity Interests - preferred stocks, common stocks, mutual funds, exchange traded funds, master limited partnerships and other securities representing equity ownership interests in a corporation, provided that we may not own more than 2% of any corporation, mutual fund, exchange traded fund, master limited partnership or other equity security.

❖
Real Estate - real estate for use in the operations of the Company, which we refer to as "Home Office Real Estate," or for the production of income. We may also invest in shares of beneficial interest in or obligations issued by a Real Estate Investment Trust qualified under pertinent sections of the United States Internal Revenue Code.

❖	Mortgage Loans - first-lien mortgage loans on commercial or residential property with loan to value of no greater than 80% at the time of purchase.

❖
Mortgage - Backed Securities -mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation (Freddie Mac), Federal National Mortgage Association (Freddie Mae), or a private entity. Any such securities must be rated investment grade by Moody's, S&P or Fitch.

❖	Asset-Backed Securities - asset-backed securities designated as investment grade by Moody's, S&P or Fitch or the equivalent rating by another nationally recognized statistical rating organization.

❖
Certificates of Deposit, Time Deposits, Overnight Bank Deposits, Banker's Acceptances and Repurchase Agreements - certificates of deposit, time deposits, overnight bank deposits, banker's acceptances issued by federally insured banks with maturities of 270 days or less from the date of acquisition, repurchase agreements with acceptable collateral and maturities of 270 days or less from date of acquisition.

❖
Commercial Paper - commercial paper of US corporations that are rated at least "A-2" by S&P or "P-2" by Moody's or the equivalent rating of another nationally recognized statistical rating organization if S&P 8c Moody's cease publishing ratings of these securities, and have maturities of 270 days or less from the date of acquisition.

❖	Money Market Accounts or Funds - money market accounts or funds that meet the following criteria:
  A substantial portion of the assets of the money market account or fund must be comprised of certain qualifying investments instruments;
  Issuers of the fund or account's investments must have a combined capital and surplus in excess of $500,000,000;

      Maturities of 270 days or less from the date of acquisition;
      Have net assets of not less than $500,000,000; and
      Have the highest rating available of S&P, Moody's, or Fitch, or carry an equivalent rating by a nationally recognized statistical rating organization if the named rating agencies cease publishing ratings of investments

➢	Diversification. Our portfolio is constructed to diversify risk with respect to asset class, geographical location, quality, maturity, business sector and individual issuer and issue concentrations.

➢
Benchmarks. We benchmark the allocation of our investments based on the criteria set forth in the table below to help assure our investments are appropriately diversified The benchmarks may change to respond to market conditions Based on market conditions and other considerations, investments in the approved investment instruments described are maintained in the following ranges:

% of Portfolio Cost Value
Asset Class	Minimum	Maximum
Cash/Short Term	0%	100%
Investment Grade Fixed Income	20%	100%
High Yield Fixed Income	0%	15%
Equity	0%	50%
Mortgage and Mortgage related	0%	50%
Real Estate (including REITs)	0%	20%

The Executive Committee of our Board of Directors may modify the above benchmark ranges at any time deemed appropriate based on current conditions. Any such modifications will be subject to approval by the full Board of Directors at its next regularly scheduled meeting. USALSC's investment policy, as a regulated insurance entity, contains additional investment limitations as required by law.

➢
Reporting. The President or his designee shall provide monthly reports to the Executive Committee and quarterly reports to the Board of Directors reflecting the securities purchased and sold during the quarter, securities held at the end of the quarter, current benchmarks and an overall evaluation of the portfolio's investment performance.

Marketing and Distribution.

USALSC uses the USAC stockholder base, stockholder-based referrals and independent consultants to market its products and build distribution channels among funeral homes, banks, accountants, independent insurance agencies, agents, insurance brokerage firms, small Kansas companies and other distribution channels as opportunities arise.

Competition.

The life insurance industry is extremely competitive. The KID reported that, as of December 31, 2015, there were 19 domestic life and health insurance companies and an additional 520 companies incorporated in other jurisdictions which are authorized to sell life insurance in Kansas. Many of these companies are substantially larger, have greater financial resources offer more diversified product lines, and have larger marketing resources than USALSC. USALSC also must compete with other insurers for qualified persons to sell USALSC's products.

Governmental Regulation.

USALSC is subject to regulation and supervision by the KID. The insurance laws of Kansas give the KID broad regulatory authority, including powers to (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct, (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe she form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.

Certain factors particular to the life insurance business have an adverse effect on the statutory accounting financial results of USALSC. One such factor is that the cost of putting a new policy in force may be greater than the first year's policy premium, and, accordingly, in the early years of a new life insurance company, these initial coats and the required provisions for reserves often have an adverse effect on statutory accounting operating results. Statutory accounting requires that commissions and other first year costs be expensed when incurred rather than deferred as they are under accounting principles generally accepted in the United States of America ("GAAP").

USAC and USALSC are registered with the KID as an insurance holding company system, which is a holding company system consisting of two or more business entities, at least one of which is an insurer.   The Kansas Insurance Company Holding Act and related regulations require each insurance company in a holding company system to register with the state insurance regulatory agent of the company’s state of domicile.  Pursuant to such law and regulations, we are required to periodically furnish information concerning our operations and transactions, particularly transactions within our insurance holding company system.

Kansas insurance law, like that of most states, provides that all transactions among members of an insurance holding company system must be fair and reasonable. These laws require disclosure of material transactions within the holding company system and, in some cases, prior notice of or approval for certain transactions, including, among other things, (a) the payment of certain dividends, (b) cost sharing agreements, (c) intercompany agency, service or management agreements, (d) acquisition or divestment of control of or merger with domestic insurers, (e) sales, purchases, exchanges, loans or extensions of credit, guarantees or investments if such transactions are equal to or exceed certain thresholds, and (f) reinsurance agreements. All transactions within a holding company system affecting an insurer must have fair and reasonable terms and are subject to other standards and requirements established by law and regulation.

USALSC, our insurance subsidiary, is subject to statutory requirements as to maintenance of policyholders’ surplus and payment of dividends.  See Item 1A. Risk Factors – “USAC, as a stand-alone entity, is dependent upon cash payments from its subsidiaries.”

Kansas insurance company holding laws also require prior approval by the KID of any change of control of an insurance company, and our acquisition of control of any insurance company will require the approval of the state insurance department where such insurance company is domiciled.  There can be no guarantee such approvals can be obtained, and efforts in obtaining such approvals can be costly and time-consuming, and may result in the material delay of, or deter, a planned acquisition.

Employees.

As of December 31, 2015, USAC and its subsidiaries have four full-time employees and ten total employees.

Reports to Security Holders

Following the effective date of this Registration Statement, USAC will become a fully reporting company under the requirements of the Exchange Act, and will file the necessary annual quarterly and other reports with the Securities and Exchange Commission. We intend to forward this information to our stockholders, along with our audited year-end financial statements In addition, all periodic reports and other information we file with the SEC will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street N E , Washington, D C 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission el 100 F Street, N E , Washington, D.0 20549, at prescribed rates

Information on the operation of the Public Reference Room may be obtained by calling the SEC at l-800-SEC-0330.  In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Implications of Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

  • The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;

 • The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, ("the Securities Act");

 • The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or

 • The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).

  As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies.  For so long as we remain an emerging growth company we will not be required to:

 • Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;

 • Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

 • Submit certain executive compensation matters to stockholder non-binding advisory votes;

 • Submit for stockholder approval golden parachute payments not previously approved;

 • Disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

 • Present more than two years of audited financial statements and two years of selected financial data in a registration statement for our initial public offering of our securities.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

  • Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

 • Present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

Item 1A.                     Risk Factors

We face many significant risks in the operating of our business and may face significant unforeseen risks as well. An investment in our voting common stock should be considered speculative. Our significant material risks are set forth below

RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

Ownership of shares of USAC voting common stock involves substantial risk, and the entire value of those shares may be lost.

Shares of our voting common stock constitute a high-risk investment in a developing business that has incurred losses to date and expect to continue to incur losses for several years. No assurance or guaranty can be given that any of the potential benefits envisioned by our business plan will prove to be available to our stockholders, nor can any assurance or guaranty be given as to the actual amount of financial return, if any, which may result from ownership of our voting common shares. The entire value of shares of USAC voting common stock may be lost.

USAC voting common stock is an illiquid investment at present.

There is no public market for shares of USAC voting common stock, and there is no assurance that one will develop. It may be difficult to sell shares of voting common stock. We cannot assure there ever will he an active market in our voting common stock, and there is no assurance that our voting common stock will ever become publicly traded or that an active trading market will develop or be sustained. Although USAC will, upon the effectiveness of this Registration Statement, become a public company, there is no established public trading market in our common stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service and we do not intend to seek any such listing.

We do not intend to declare cash dividends on shares of our stock for the foreseeable future.

We have not paid a cash dividend on USAC voting common stock and we do not anticipate paying a cash dividend in the foreseeable future. We intend to retain available funds to be used in the expansion of operations. USAC is a holding company without independent operations and on a standalone basis has limited revenues.

Because we do not intend to pay cash dividends for the foreseeable future, stockholders will benefit from an investment in our voting common stock only if the stock appreciates in value.

Because we do not expect to pay any cash dividends for the foreseeable future, the success of any investment in USAC common stock will depend upon any future appreciation in its value. We cannot guarantee that our common stock will appreciate in value or even achieve or maintain a value equal to the price at which shares were purchased. Further, a market may never develop to sell shares of our voting common stock even if they appreciate in value.

We intend to raise additional equity capital.

We may conduct additional offerings of our securities to raise additional capital to fund our growth.  In February, 2010, we filed a prospectus with the Kansas Securities Commission to register shares of USAC common stock and warrants to purchase USAC common stock. In February, 2015, we filed a prospectus with the Kansas Securities Commission to register the common stock to be issued open the exercise of the warrants, and in January, 2016, filed a supplement to this prospectus to register an additional 1,500,000 shares of USAC common stock. This offering will remain open until February 24, 2017, and the expiration for the exercise of previously issued warrants has been extended to April 1, 2016. Assuming all warrants are exercised and the offering is fully subscribed, an additional 4.032,400 shares of USAC common stock will be issued and outstanding.  This offering and any additional offerings of USAC securities that we may conduct in the future, will have dilutive effects as to the ownership interests and accretive effects to existing stockholders book value.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

 Upon the effectiveness of this Registration Statement, USAC will become a public company. As a public company, we will incur significant legal, accounting and other expenses under the Exchange Act and the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC. These rules impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and appropriate corporate governance practices. Our management and other personnel will be required to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

In addition, upon becoming a public entity, USAC will be subject to the reporting requirements of the Exchange Act, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual and quarterly reports and proxy statements.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

 We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

  Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

RISKS RELATED TO OUR BUSINESS

We expect significant operating losses for a number of years.

We commenced life insurance operations in May 2013, and we expect to incur significant losses for a number of years. USALSC, as is common among young life insurance companies, will incur significant losses for a number of years because the costs of administration and the substantial nonrecurring costs of writing new life insurance. The costs of writing new business (which are deferred and amortized in accordance with our deferred acquisition policy) include first year commissions payable to insurance agents, medical and investigation expenses, and other expenses incidental to the issuance of new policies, which, together with the initial reserves required to be established for each policy, may exceed the first year premium. At December 31, 2015 we had a consolidated accumulated deficit of $6.1 million. These losses were attributable primarily to our organization, creation of products, distribution channels arid capital raising efforts and to our expansive entry into the life insurance business.

We have a limited operating history and own a limited amount of assets.

We have a limited operating history. We face all or the risks inherent In establishing a new business, including limited capital, uncertain product markets, lack of significant revenues, as well as competition from better capitalized and more seasoned companies. We have no control, over general economic conditions, competitors' products or their pricing, customer demand and costs of marketing or advertising to build arid expand MI lute insurance business. There can be no assurance that our life insurance operations will be successful or result in any significant revenues. The likelihood of any success must be considered in light of our limited history of operations and operating losses incurred to date. These risks and the lack of seasoned operating history make it difficult to predict our future revenues or results of operations. As a result, our financial results may fluctuate and fall below expectations.

We may not be able to execute our acquisition strategy with any degree of success, which could cause our business and future growth prospects to suffer.

In addition to our organic growth plans, an additional component of our business plan is to pursue strategic acquisitions of insurance related companies that meet our acquisition criteria. However, suitable acquisition candidates may not be available on terms and conditions that are economic to us. In pursuing acquisitions, we compete with other companies, most of which have greater financial and other resources than us. Further, if we succeed in consummating acquisitions, our business, financial condition and results of operations may be negatively affected because:

Some of the acquired businesses may not achieve anticipated revenues, earnings or cash flows;

▪	We may assume liabilities that were not disclosed or exceed estimates;

▪	We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

▪	Acquisitions could disrupt our on-going business, distract our management and divert our financial and human resources;

▪	We may experience difficulties operating in markets in which we have no or only limited direct experience; and

▪	There is the potential for loss of customers and key employees of any acquired company.

We are highly dependent upon our key executives, and the loss of any of them could materially and adversely affect our business.

Our ability to operate is dependent primarily upon the efforts of our Chairman and Chief Executive Officer, Jack H. Brier and Chief Operating Officer of USALSC, Jeff Brown. The loss of the services of these officers could have a material adverse effect on our ability to execute our business plan. We do not have employment agreements with either Mr. Brier or Mr. Brown.

Changes in the tax laws could adversely affect our business.

Congress from time to time considers possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. This and similar legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could adversely affect the sale of life insurance compared with other financial products if such legislation were to be enacted. There can be no assurance as to whether such legislation will be enacted or, if enacted, whether such legislation would contain provisions with possible adverse effects on any annuity and life insurance products that we and our operating subsidiaries develop.

Under the Internal Revenue Code, income taxes payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain insurance products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code may be revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell products. Also, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies might increase. In addition, life insurance products are often used to fund estate tax obligations. We cannot predict what future tax initiatives may be proposed with respect to the estate tax or other taxes which may adversely affect us.

USAC, as a stand-alone entity, is dependent upon cash payments from its subsidiaries.

We expect a source of cash to us will be dividends on the stock of our operating subsidiaries. The payment of dividends to us by USALSC is subject to limitations imposed by applicable insurance laws. For example, "extraordinary” dividends may not be paid without permission of the KID. An "extraordinary' dividend is defined, in general, as any dividend or distribution of cash or other property whose fair market value, compared with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of the policyholders' surplus (total statutory capital stock and surplus) as of December 31 of the preceding year, on (ii) the statutory net gain from operations excluding realized gains on investments) of the insurer for the 12 month period ending December 31 of the preceding year. Kansas insurance law also requires that dividends on capital stock must be paid out of surplus, which is calculated after reserving a sum equal to all liabilities of the insurance company and may include all or part of surplus arising from unrealized capital gains or revaluation of assets. If we were unable to receive cash dividends, our liquidity would be adversely affected.

Our investments are subject to risks of default and reductions in market values.

Our invested assets are subject to customary risks of defaults and changes in market values. Factors that may affect the overall default rate on, and market value of, the invested assets include interest rate levels, financial market performance, and general economic conditions.

Our insurance marketing efforts may be unsuccessful.

We market our products through several different distribution channels which require licensed insurance agents. These distribution channels include funeral directors, bankers, brokerages, accountants, and independent agents. While some of these producers have little or no experience in selling life insurance products, others have extensive experience mitigating some of the risk of agents with little or no experience. We believe the premium volume written will depend primarily on our products, product pricing and ability to choose and timely and adequately train and motivate agents to sell our products.

USALSC, our insurance subsidiary, may fail as a result of being inadequately capitalized.

USALSC is required by law to have adequate capital and surplus capital calculated in accordance with statutory accounting principles prescribed by state insurance regulatory authorities to meet regulatory requirements in the state in which it is domiciled. USALSC is domiciled in the state of Kansas under the authority of the KID and had approximately $2 9 million and $1.8 million (based upon statutory accounting principles) in capital and surplus at December 31, 2015 and 2014, respectively. The KID may require USALSC to hold additional amounts of capital and surplus to support its business going forward. The amount of capital and surplus ultimately required will be based on certain "risk-based capital" standards established by statute and regulation and administered by the KID and other regulators. The "risk-based capital" system establishes a framework for evaluating the adequacy of the minimum amount of capital and surplus, calculated in accordance with statutory accounting principles, necessary for an insurance company to support its overall business operations. If USALSC fails to maintain required capital levels in accordance with the "risk-based capital" system, USALSC's ability to conduct business would be compromised absent a prompt infusion of capital.

The insurance industry is subject to numerous laws and regulations, and compliance costs and/or changes in the regulatory environment could adversely affect our business.

Our insurance operations are subject to government regulation in each of the states in which we conduct business. Such regulatory authority is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Among other things, the regulations require:

• Prior approval of acquisitions of insurance companies;

• Certain solvency standards;

• Licensing of insurers and their agents;

• Investment restrictions;

• Deposits of securities for the benefit of policyholders;

• Approval of policy forms and premium rates;

• Periodic examinations; and

• Reserves for unearned premiums, losses and other matters

Compliance with insurance regulation by us is costly and time consuming. We are required to file detailed annual reports with the states in which we are licensed, and the business and accounts of USALSC are subject to examination by the applicable state insurance regulator, which may include inquiries and follow-up, including investigations.

In addition, increased scrutiny has been placed upon the insurance regulatory framework during the past several years, and certain state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance companies and insurance holding company systems. The National Association of Insurance Commissioners ("NAIC") and state insurance regulators reexamine existing laws and regulations on an ongoing basis, and focus on insurance company investments and solvency issues, risk-based capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. Future NAIC initiatives, and other regulatory changes, could have a material adverse impact on our insurance business. There can be no assurance that USALSC will be able to satisfy the regulatory requirements of the departments of insurance of their respective state of domicile or a similar department in any other state in which they may wish to transact business.

Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. The impact of such assessments may be partly offset by credits against future state premium taxes. We cannot predict the amount of any future assessments, nor have we attempted to estimate the amount of assessments to be made from known insolvencies.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act") reshapes financial regulations in the United States by creating new regulators, regulating new markets and firms, and providing new enforcement powers to regulators. Virtually all major areas of the Reform Act continue to be subject to regulatory interpretation and implementation rules requiring rulemaking that may take several years to complete. The ultimate outcome of the regulatory rulemaking proceedings cannot be predicted with certainty. The regulations promulgated could have a material impact on our consolidated financial results or financial condition.

We operate in a highly competitive industry, and our business will suffer if we are unable to compete effectively.

The operating results of life insurance companies are subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance rulings from rating agencies such as A.M. Best, our ability to choose and timely and adequately train agents, and other factors. The life insurance business is highly competitive. Our ability to compete with other insurance companies is dependent upon, among other things, our ability to attract and retain agents to market insurance products and our ability to develop competitive and profitable products. In connection with the development and sale of products, USALSC encounters significant competition from other insurance companies, most of which have financial and human resources substantially greater than ours, as well as competition from other investment alternatives available to Customers. We do not anticipate that USALSC will be rated by rating agencies for several years. This may have a negative impact on its ability to compete with rated insurance companies.

USALSC, our insurance subsidiary, competes with 1,500 to 2,000 other life insurance companies in the United States, which are facing increased competitive pressures due to industry consolidation, with larger, more efficient organizations are emerging from consolidation.

Most life insurance companies have greater financial resources, longer business histories, and may have more products than USALSC currently possesses. These larger companies also generally have large sales forces. We also face competition from companies operating in foreign countries and marketing in person as well as from direct mail sales campaigns.

Our ability to compete is dependent upon, among other things our ability to:

• develop competitive and profitable products;

• market our insurance products; and

• achieve efficient costs of placing policies

Development of life insurance products involves the use of certain assumptions, and the inaccuracy of these assumptions could adversely affect profitability.

In our life insurance business, we make certain assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of life insurance products These assumptions are based on industry experience and are reviewed and revised regularly by an outside actuary to reflect actual experience on a current basis. However, variation of actual experience from that assumed in developing such terms may affect a product's profitability or sales volume and in turn adversely impact our revenues.

If we underestimate our liability for future policy benefits, our results of operations could suffer.

Liabilities established for future life insurance policy benefits are based upon a number of factors, including certain assumptions, such as mortality, morbidity, lapse rate and crediting rate. If we underestimate future policy benefits, we would incur additional expenses at the time we become aware of the inadequacy. As a result, our ability to achieve profits would suffer.

USALSC may not be able to obtain favorable insurance ratings.

Insurance ratings reflect the rating agencies' opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders. USALSC, which commenced operations in 2013, will not be considered for rating until it has maintained operations for a minimum of three to five years. There can be no assurance that USALSC will be rated by a rating agency or that any rating, if and when received, will be favorable to USALSC. The lack of a rating could impact the ability to make sales in the broad insurance marketplace Potential insureds may choose not to purchase a policy from an unrated company

Fluctuations in interest rates could adversely affect our business and profitability.

Interest rate fluctuations could impair an insurance company's ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. Our annuity product exposes us to the risk that changes in interest rates will reduce any spread, or the difference between the amounts that the insurance company is required to pay under the contracts and the amounts the insurance subsidiary is able to earn on its investments intended to support its obligations under the contracts. Spread is a key component of revenues.

To the extent that interest rates credited are less than those generally available in the marketplace, policyholder lapses, policy loans and surrenders, and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to purchase products with perceived higher returns. This process may result in cash outflows requiring that an insurance subsidiary sell investments as a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.

Increases in market interest rates may also negatively affect profitability In periods of increasing interest rates, we may not be able to replace invested assets with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive. If interest rates  were to increase by 1%, the market value of our fixed income securities would decrease by 7.68% as of December 31, 2015.  USALSC therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts.  Conversely, in a period of prolonged low interest rates it is difficult to invest assets and earn the rate of return necessary to support our insurance products. Some European and Asian central banks currently have negative interest rates which contributes to our current low interest rate environment.

Policy lapses in excess of those actuarially anticipated would have a negative impact on our financial performance.

Our profitability could be reduced if our lapse and surrender rates were to exceed the assumptions upon which we priced our insurance policies Policy sales costs are deferred and recognized over the life of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy sales costs.

Reinsurers with which we do business may not honor their obligations, leaving us liable for the reinsured coverage, and our reinsurers could increase their premium rates.

USALSC, our insurance subsidiary, cedes a substantial amount of its insurance to other insurance companies. However, USALSC remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The coat of reinsurance is, in some cases, reflected in its premium rates. Under certain reinsurance agreements, the reinsurer may increase the rate it charges USALSC for the reinsurance. However, if the cost of reinsurance were to increase with respect to policies for which USALSC has guaranteed the rates, USALSC could be adversely affected, which would in turn adversely affect our profitability.

Item 2.                      Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Except for certain historical information contained herein, the following discussion contains certain statements that may be considered "forward-looking statements." All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including without limitation. any projections of revenues, earnings, cash flows, capital expenditures, or other financial items, any statement of plans, strategies, and objectives of management for future operations. Any statements concerning proposed acquisition plans, new services. or developments, any statements regarding future economic conditions or performance, and any statements of belief and any statement of assumptions underlying any of the foregoing. Words such as "believe," "may," "could," "expect,”' "hopes," "estimates,” “projects," "intends," “anticipates,” and "likely,” and variations of these words, or similar expressions, terms, or phrases, are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks, assumptions, and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Item 1A Risk Factors."

All such forward-looking statements speak only as of the date of this Registration Statement. You are cautioned not to place undue reliance on such forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in the events, conditions, or circumstances on which any such statement is based.

Overview

USAC was formed as a Kansas corporation on April 24, 2009 for the purpose of raising capital to form a new Kansas-based life insurance company. We presently conduct our business through our three wholly-owned subsidiaries: USALSC, a life insurance corporation; USAMC, an insurance marketing corporation; and USAIC, an investment management corporation

From inception through March 31, 2016, we have raised approximately $18.6 million through sales of shares of voting common stock in two private placements exempt from registration under Section 4(2) of the Securities Act and two intrastate offerings in the State of Kansas.

On January 2, 2012, USALSC was issued a Certificate of Authority to conduct life insurance business in the State of Kansas. Initial capital and surplus contributed to USALSC was $3.0 million. As of March 31, 2016, the surplus contributed by USAC to USALSC was $6.7 million, including a surplus note from USAC. Capital and surplus of USALSC at March 31, 2016 was approximately $2.7 million. In 2015 and 2014, USALSC generated approximately $4.1 million and $2.1 million in premium revenue, respectively.

USAC was a development stage company until it completed its initial intrastate offering on February 24, 2013. We have incurred significant net losses since inception in 2009, with such net losses totaling approximately $2.1 million through through the development stage and an additional $4.4 million through March 31, 2016. These losses resulted primarily from costs incurred while raising capital and establishing and building USALSC. We expect to continue to incur significant operating losses until we achieve a volume of in-force life insurance policies that provides premiums and other revenues to match our operating expenses.

We began third party administrative ("TPA") services in 2015. We hope to expand our TPA services to other entities as an additional revenue source. These agreements, which provide for various levels of administrative services on behalf of each company, could generate fee income for us. TPA services provided to each company vary based on its needs and can include some or all aspects of back-office accounting and policy administration. We have been able to perform our TPA services using our existing in-house resources.

Critical Accounting Policies and Estimates

Our accounting and reporting policies are in accordance with GAAP. Preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following is an explanation of our accounting policies and the estimates considered most significant by management. These accounting policies inherently require significant judgment and assumptions and actual operating results could differ significantly from management’s estimates determined using these policies. We believe the following accounting policies, judgments end estimates are the most critical to the understanding of our results of operations anal financial position. A detailed discussion of significant accounting policies is provided in this report in the Notes to Consolidated Financial Statements included with this Registration Statement.

Valuation of Investments.

The Company's principal investments are in fixed maturity and equity securities. Fixed maturity and equity securities, classified as available for sale, are carried at their fair value in the consolidated balance sheets, with unrealized gains or losses recorded in comprehensive income (loss). Our fixed income investment manager utilizes external independent third-party pricing services to determine the fair values on investment securities available for sale.

We have a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. The assessment of whether impairments have occurred is based on a case-by-case evaluation of underlying reasons for the decline in fair value. We consider severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, issuer credit ratings and whether we intend to sell a security, or it is more likely than not that we would be required to sell a security, prior to the recovery of the amortized cost.

The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If we intend to sell a security or it is more likely than not that we would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment.  As it relates to debt securities, if we do not expect to recover the amortized basis, do not plan to sell the security and if it is not more likely than not that we would be required to sell a security before the recovery of its amortized cost, the other-than-temporary impairment would be recognized. We would recognize the credit loss portion through earnings in the income statement and the noncredit loss portion in accumulated other comprehensive toss loss. The Company had no investment securities that were evaluated lo be other than temporarily impaired.

Deferred Acquisition Costs.

Incremental direct costs, net of amounts ceded to reinsurers, that result directly from and are essential to a product sale and would not have been incurred by us had the sale not occurred, are capitalized, to the extent recoverable, and amortized over the life of the premiums produced. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance If this current estimate is less than the existing balance, the difference is charged to expense.

Reinsurance.

In the normal course of business, we seek to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable Management believes the recoverables are appropriately established. We strive to diversify our credit risks related to reinsurance ceded.  Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts Reinsurance does not extinguish our primary liability under the policies written Therefore, we regularly evaluate the financial condition of our reinsurers including their activities with respect to claim settlement practices and commutations, and establish allowances for uncollectible reinsurance recoverable as appropriate

Future Policy Benefits.

We establish liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by using a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables. Such liabilities are reviewed quarterly by an independent consulting actuary.

Income Taxes

Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. We have no uncertain tax positions that we believe are more-likely-than not that the benefit will not to be realized.

Recognition of Revenues.

Revenues on traditional life insurance products consist of direct and assumed premiums reported as earned when due.

Amounts received as payment for annuities are recognized as deposits to policyholder account balances and included in future insurance policy benefits Revenues from these contracts are comprised of investment earnings of the deposits, which are recognized over the period of the contracts, and included in revenue Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows

New Accounting Standards.

A detailed discussion of new accounting standards is provided in Note 1 —Description of Business and Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements beginning on p. F-6 to this Registration Statement.

Discussion of Consolidated Results of Operations

Revenues. Insurance revenues are primarily generated from premium revenues and investment income Insurance revenues for the years ended December 31, 2015 and 2014 are summarized in the table below.

Year ended Dec. 31,
2015	2014
(audited)
Income:
Premium income	$4,143,344	$2,097,925
Net investment income	291,208	229,980
Net realized (loss) gain on sale of securities	(1,524)	40,130
Other income	34,101	44,422
Total income	$4,467,129	$2,412,457

Insurance revenues for the three months ended March 31, 2016 and 2015 are summarized in the table below.

Three months ended March 31,
2016	2015
(unaudited)
Income:
Premium income	$1,357,372	$1,022,834
Net investment income	91,261	50,889
Net realized (loss) gain on sale of securities	10,838	-
Other income	13,405	2,153
Total income	$1,472,876	$1,075,876

Premium revenue: Premium revenue for 2015 was $4,143,344 compared to $2,097,925 in 2014, an increase of $2,045,419. This growth is attributable to both an increase in direct written premiums due to our organic growth efforts and an increase in assumed premiums from our reinsurance treaty with ULIC.

Premium revenue for the first quarter of 2016 was $1,357,372 compared to $1,022,834 in 2015, an increase of $334,538. This growth is attributable to both an increase in direct written premiums due to our organic growth efforts and an increase in assumed premiums from our reinsurance treaty with ULIC.

Direct, assumed and ceded premiums for the years ended December 31, 2015 and 2014 are summarized in the table below.

	Years ended December 31,
	Dec. 31, 2015	Dec. 31, 2014
	(audited)
Direct	$1,743,155	$1,211,758
Assumed	2,453,957	921,320
Ceded	(53,768)	(35,153)
Total	$4,143,344	$2,097,925

Direct, assumed and ceded premiums for the three months ended March 31, 2016 and 2015 are summarized in the table below.

	Three months ended March 31,
	2016	2015
	(unaudited)
Direct	$583,615	$434,966
Assumed	800,730	595,683
Ceded	(26,973)	(7,814)
Total	$1,357,372	$1,022,834
The Company is actively pursuing new product and distribution opportunities to increase premium production in 2016.

Investment income, net of expenses: The components of net investment income for the years ended December 31,  2015 and 2014 are as follows:

	Years ended December 31,
	2015	2014
	(audited)
Fixed maturities	$197,926	$156,340
Equity Securities	125,648	98,169
Cash and short term investments	641	162
	324,215	254,671
Less investment expenses	(33,007)	(24,691)
	$291,208	$229,980

Net investment income for 2015 was $291,208, compared to $229,980 in 2014, an increase of $61,228. This increase in investment income is a result of increased invested assets as a result of our warrant exercise offering as well as an increase in the yield of our portfolio.

The components of net investment income for the three months ended March 31, 2016 and 2015 are as follows:

	Three months ended March 31,
	2016 2015
	(unaudited)
Fixed Maturies	$69,502	$41,742
Equity Securities	31,476	16,414
Cash and short term investments	199	30
	101,177	58,186
Less investment expenses	(9,916)	(7,297)
	$91,261	$50,889

Net investment income for the first quarter of 2016 was $91,261, compared to $50,889 in 2015, an increase of $40,327. This increase in investment income is a result of increased invested assets as a result of our warrant exercise offering and premium income as well as an increase in the yield of our portfolio.

Net realized (losses) gains on investments: Net realized losses on investments for the year ended December 31, 2015 were $1,524, compared to gains of $40,130 in 2014, a decrease of $41,654. The loss in 2015 is attributable to the downturn in the equity market and our decision to reduce our exposure in the energy sector.

Realized gains and losses related to the sale of securities for the years ended December 31, 2015 and 2014 are summarized as follows:

	Year ended December 31,
	2015	2014
	(audited)
Gross gains	$90,602	$50,938
Gross losses	(92,126)	(10,808)
Net security (losses) gains	$(1,524)	$40,130

Net realized gains on investments for the first quarter of 2016 were $10,838 compared to gains of $0 in 2015. The gain in 2016 is attributable to trimming two positions in health care and a stock index fund.

Realized gains and losses related to the sale of securities for the three months ended March 31, 2016 and 2015 are summarized as follows:

	Three months ended March 31,
	2016	2015
	(unaudited)
Gross gains	$10,838	$-
Gross losses	-	-
Net security gains	$10,838	-

Other income: Other income for the year ended December 31, 2015 was $34,101 compared to $44,422 in 2014, a decrease of $10,321. This decrease is due primarily to a change in the mix of products sold in 2015 which reduced our reinsurance allowances.

Other income for the first quarter of 2016 was $13,504 compared to $2,153 in 2015, an increase of $11,351.  This increase is due primarily to an increase in fee income associated with our third party administration business.

Expenses.  Expenses for the years ended December 31, 2015 and 2014 are summarized in the table below.

	Year ended December 31,
	2015	2014
	(audited)
Expenses:
Death claims	$363,870	$215,509
Policyholder benefits	2,166,113	727,637
Increases in policyholder reserves	1,214,695	928,483
Commission, net of deferral	361,943	226,233
Amortization of deferred acquisition costs	113,294	61,495
Salaries & benefits	683,383	593,673
Other operating expenses	901,208	933,997
Total expenses	$5,804,506	$3,687,027

Expenses for the three months ended March 31, 2016 and 2015 are summarized in the table below.

	For the three months ended
	2016	2015
	(unaudited)
Expenses:
Death claims	$116,527	$107,607
Policyholder benefits	722,145	504,439
Increases in policyholder reserves	359,552	265,074
Commission, net of deferral	108,215	89,142
Amortization of deferred acquisition costs	37,457	34,279
Salaries & benefits	188,367	130,645
Other operating expenses	267,330	294,754
Total expenses	$1,799,593	$1,425,940

Death and other benefits: Death benefits were $363,870 in the year ended December 31, 2015 compared to $215,509 in 2014, an increase of $148,361. This increase is attributable to the growth of our in-force block of life insurance policies. All death claims paid from inception have been on pre-need policies. We expect these claims to grow as we continue to increase the size of our in-force pre-need business.

Death benefits were $116,527 for the three months ended March 31, 2016, compared to $107,607 for the same period in 2015, an increase of $8,920. This increase is attributable to the growth of our in-force block of life insurance policies. We expect these claims to grow as we continue to increase the size of our in-force life business.

Policyholder benefits: Policyholder benefits were $2,166,113 in the year ended December 31, 2015 compared to $727,637 in 2014, an increase of $1,438,476. The primary driver of this increase is the growth of our assumed business and is more than offset by the increased premiums associated with this block of assumed policies.

Policyholder benefits were $722,145 during the first quarter of 2016, compared to $504,439 in the first quarter of 2015, an increase of $217,706. The primary driver of this increase is the growth of our assumed business and is more than offset by the increased premiums associated with this block of assumed policies.

Increase in policyholder reserves: Policyholder reserves increased $1,214,695 in the year ended December 31, 2015, compared to $928,483 in 2014, an increase of $286,212. The increase in policyholder reserves reflects the growth in new business for 2015 as well as the maturation of in-force policies.

Policyholder reserves increased by $359,552 in the first quarter of 2016, compared to $265,074 in the first quarter of 2015, an increase of $94,478. The increase in policyholder reserves reflects the growth in new business in 2016 as well as the maturation of in-force policies.

Commissions, net of deferrals: The Company pays commissions to the ceding company on a block of assumed policies.  Commissions were $361,943 in the year ended December 31, 2015, compared to $226,233 in 2014, an increase of $135,710. This increase is due to an increase in assumed premiums.

Commissions were $108,215 in the first quarter of 2016, compared to $89,142 in the first quarter of 2015, an increase of $19,073. This increase is due to an increase in assumed premiums.

Amortization of deferred acquisition costs: The amortization of deferred acquisition costs was $113,294 inthe year ended December 31, 2015, compared to $61,495 in 2014, an increase of $51,799. This increase is due to a corresponding increase in our deferred acquisition cost asset as a result of our growing block of in-force policies.

The amortization of deferred acquisition costs was $37,457 in the first quarter of 2016, compared to $34,279 in the first quarter of 2015, an increase of $3,178. This increase is due to a corresponding increase in our deferred acquisition cost asset as a result of our growing block of in-force policies.

Salaries and benefits: Salaries and benefits were $683,383 for the year ended December 31, 2015, compared to $593,673 in 2014, an increase of $89,710, as we built and launched our group life and disability channel in 2015.

Salaries and benefits were $188,367 in the first quarter of 2016, compared to $130,645 in the first quarter of 2015, an increase of $57,722. The increase is attributable to service team training, increased staffing in our service team to meet the increase volume of our group products, as well as the payment of incentive compensation.

Other expenses: Other operating expenses were $901,208 in the year ended December 31, 2015, compared to $933,997, a decrease of $32,789 This decrease is due to lower product development expenses in 2015 as we finished launching our initial suite of products.

Other operating expenses were $267,330 during the first quarter of 2016, compared to $294,754 in the first quarter of 2015, a decrease of $27,424. This decrease is due to lower product development expenses in 2016 as we finished development of our initial suite of products.

Net Loss: Our net loss was $1,337,377 in the year ended December 31, 2015 compared to $1,274,570, an increase of $62,807. This increase is attributable to our continued investment in the long term success of the company Our net loss per shared remained the same at $0.30 per share, basic and diluted.

Our net loss was $326,717 for the first quarter of 2016, compared to $350,064 for the same period in 2015, a decrease of $23,347. This decrease is attributable to our growth in investment income and the growth in our block of in-force policies. Our net loss per share was $0.06 per share, basic and diluted, which represents a $0.02 per share improvement from the first quarter of 2015.

Investments

Our overall investment philosophy is reflected in the allocation of our investments. We emphasize investment grade debt securities with smaller holdings in equity securities and other investments. The following table shows the carrying value of our investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets as of December 31, 2015 and 2014, and March 31, 2016.

	As of December 31,				As of March 31,
	2015		2014		2016
	(audited)				(Unaudited)
	Fair Value	Percent of Total	Fair Value	Percent of Total	Fair Value	Percent of Total
Fixed maturities:
US Treasury securities	$ 426,316	3.0%	$ 254,309	2.8%	$ 454,644	2.6%
Corporate bonds	2,911,553	20.5%	1,574,270	17.6%	2,924,988	16.9%
Municipal bonds	1,744,137	12.3%	1,088,268	12.1%	2,402,362	13.9%
Mortgage backed and asset backed securities	3,049,113	21.4%	1,798,211	31.3%	3,206,164	18.5%
Total fixed maturities	8,131,119	57.2%	5,715,058	63.8%	8,988,158	51.9%
Equities:
Equities	3,430,054	24.2%	2,289,141	25.5%	3,773,462	21.8%
Other equity investments	174,214	1.2%	365,458	4.1%	145,488	0.8%
Limited partnership interests	-	0.0%	21,210	0.2%	-	0.0%
Total equities	3,604,268	25.4%	2,675,809	29.8%	3,918,950	22.6%
Cash and cash equivalents	2,466,526	17.4%	575,005	6.4%	4,419,597	25.5%
Total	$ 14,201,913	100.0%	$ 8,965,872	100.00%	$ 17,326,705	100.0%
The total value of our investments increased to $14,201,913 in the year ended December 31, 2015 from $8,965,872 in 2014, an increase of $5,236,041. Increases in investments are attributable to premiums received by USALSC and to proceeds from our intrastate warrant offering.

The total value of our investments increased to $17,326,705 as of March 31, 2016 from $14,201,913 at December 31, 2015, an increase of $3,124,792. Increases in investments are attributable to premiums received by USALSC and to proceeds from our intrastate warrant offering.

The following table shows the distribution of the credit ratings of our portfolio of fixed maturity securities by carrying value as of December 31, 2015 and 2014.

	As of December 31,				As of March 31,
	2015		2014		2016
	(audited)				(unaudited)
	Fair Value	Percent of Total	Fair Value	Percent of Total	Fair Value	Percent of Total

AAA and U.S. Government	$886,602	10.9%	$672,965	11.8%	$911,542	10.1%
AA	4,072,538	50.1%	3,253,241	56.9%	4,899,485	54.6%
A	1,239,436	15.2%	757,882	13.3%	1,169,894	13.0%
BBB	1,932,543	23.8%	1,030,970	18.0%	1,817,565	20.2%
BB	-	0.0%	-	0.0%	155,422	1.7%
B	-	0.0%	-	0.0%	34,250	0.4%
Total	$8,131,119	100.0%	$5,715,058	100.0%	$8,988,158	100.0%

Reflecting the high quality of securities maintained by us, 100% of all fixed maturity securities were investment grade as of December 31, 2015 and 2014, respectively.  As of March 31, 2016, 97.9% of all fixed maturity securities were investment grade as of March 31, 2016.  The increase in B and BB ratings is attributable to a credit downgrade by credit rating agencies of two securities already owned.

The amortized cost and fair value of debt securities as of December 31, 2015 and March 31, 2016, by contractual maturity, are shown below. Equity securities do not have stated maturity dates and therefore are not included in the following maturity summary. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of December 31, 2015		As of March 31, 2016
	(audited)		(unaudited)
	Amortized cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$50,105	$50,127	$50,303	$50,101
After one year through five years	1,046,934	1,040,747	1,100,819	1,108,461
After five years through ten years	1,664,103	1,592,766	1,510,850	1,505,646
More than ten years	2,465,627	2,398,366	3,056,335	3,117,786
Mortgage backed and asset backed securities	3,083,389	3,049,113	3,181,284	3,206,164
	$8,310,158	$8,131,119	$8,899,591	$8,988,158

Gross unrealized losses of securities as of December 31, 2015 are summarized by duration in the following table:

	As of December 31, 2015
	(audited)
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2015
Available for sale
Fixed Maturities
US Treasury Securities	$197,719	$(1,351)	$228,597	$(33,465)	$426,316	$(34,816)
Corporate bonds	2,141,253	(143,701)	-	-	2,141,253	(143,701)
Municipal bonds	675,885	(10,595)	-	-	675,885	(10,595)
Mortgage backed and asset backed securities	1,943,017	(39,189)	438,173	(14,642)	2,381,190	(53,831)
Total fixed maturities	$4,957,874	$(194,836)	666,770	$(48,107)	$5,624,644	$(242,943)
Equities
Equities	1,036,877	(73,352)	820,370	(102,404)	1,857,247	(177,756)
Total Equities	$1,036,877	$(75,352)	$820,370	$(102,404)	$1,857,247	$(177,756)
Total Available for sale	$5,994,751	$(270,188)	1,487,140	$(150,511)	$7,481,891	$(420,699)

Gross unrealized losses of securities as of March 31, 2016 are summarized by duration in the following table:

	As of March 31, 2016
	(unaudited)
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2015
Available for sale
Fixed Maturities
US Treasury Securities	$-	$-	$253,206	$(7,831)	$253,206	$(7,831)
Corporate bonds	861,017	(77,627)	98,574	(2,353)	959,591	(79,980)
Municipal bonds	366,441	(2,559)	-	-	366,441	(2,559)
Mortgage backed and asset backed securities	514,969	(8,708)	1,177,107	(8,252)	1,692,076	(16,960)
Total fixed maturities	$1,742,427	$(88,894)	$1,528,887	$(18,436)	$3,271,314	$(107,330)
Equities
Equities	1,027,778	(62,429)	829,006	(93,767)	1,856,784	(156,196)
Other equity investments	41,472	(46)	-	-	41,472	(46)
Total Equities	$1,069,250	$(62,475)	$829,006	$(93,637)	$1,898,256	$(156,242)
Total Available for sale	$2,811,677	$(151,369)	$2,357,893	$(112,203)	$5,169,570	$(263,572)

Market Risk of Financial Instruments

We hold a diversified portfolio of investments that primarily includes cash, bonds and equity securities. Each of these investments is subject to market risks that can affect their return and their fair value. A majority of the investments are fixed maturity securities including debt issues of corporations, U.S. Treasury securities, or securities issued by government agencies. The primary market risks affecting the investment portfolio are interest rate risk, credit risk, and equity risk.

Interest Rate Risk

Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest represents the greatest portion of an investment's return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

We attempt to mitigate our exposure to adverse interest rate movements through laddering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet our obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, management believes it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

Credit Risk

We are exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor's ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract, We manage our credit risk through established investment policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management and USAC's Board of Directors.

Liquidity and Capital Resources

Since inception, our operations have been financed primarily through the sale of voting common stock. Our operations have not been profitable and have generated significant operating losses since we were incorporated in 2009.

Aside from raising capital, which has funded the vast majority of our operations, premium income, deposits to policyholder account balances, and investment income are the primary sources of funds while withdrawals of policyholder account balances, investment purchases, policy benefits in the form of claims, and operating expenses are the primary uses of funds. To ensure we will be able to pay future commitments, the funds received as premium payments and deposits are invested in primarily fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will in the future meet our ongoing cash flow needs. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. Our investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs Cash flow projections and cash flow tests under various market interest scenarios are also performed annually to assist in evaluating liquidity needs and adequacy.

Net cash used in operating activities was $84,727 for the year ended 2015. The primary sources of cash from operating activities were premiums and deposits received from policyholders. The primary uses of cash for operating activities were for payments of commissions to agents and settlement of policy liabilities. Net cash used in investing activities was $3,815,607. The primary source of cash was from sales of available for sale securities and the sale of the short-term investments. Offsetting this source of cash was our purchases of investments in available-for-sale securities and the purchase of property, equipment and software. Net cash provided by financing activities was $5,791,855. The primary sources of cash were receipts on deposit-type contracts and issuance of common stock from warrants exercised.

Net cash provided by operating activities was $599,271 during the first quarter of 2016. The primary sources of cash from operating activities were premiums and deposits received from policyholders. The primary uses of cash for operating activities were for payments of commissions to agents and settlement of policy liabilities. Net cash used in investing activities was $894,824. The primary source of cash was from sales of available for sale securities and the sale of the short-term investments. Offsetting this source of cash was our purchases of investments in available-for-sale securities. Net cash provided by financing activities was $2,248,624. The primary sources of cash were receipts on deposit-type contracts and issuance of common stock from warrants exercised.

At December 31, 2015, we had cash and cash equivalents totaling $2,466,526. At March 31, 2016, we had cash and cash equivalents totaling 4,419,597.  We believe that our existing cash and cash equivalents will be sufficient to fund the anticipated operating expenses and capital expenditures through at least 2017. We have based this estimate upon assumptions that may prove to be wrong and we could use our capital resources sooner than we currently expect. The growth of our insurance subsidiary is uncertain and will require additional capital if it continues to grow.

Impact of Inflation

Insurance premiums are established before the amount of losses, or the extent to which inflation may affect such losses and expenses, are known. We attempt, in establishing premiums, to anticipate the potential impact of inflation. If, for competitive reasons, premiums cannot be increased to anticipate inflation, this cost would be absorbed by us. Inflation also affects the rate of investment return on the investment portfolio with a corresponding effect on investment income.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3.                      Description of Property

USAC and its subsidiaries share offices located at 4123 SW Gage Center Drive, Suite 240, Topeka, Kansas 66604. Effective January 1, 2015, the lease rate was $2,250 per month for three years with a one-year option under the same rate, terms, and conditions Total rent expense was $27,000 and $24,000 for the years ended December 31, 2015 and 2014, respectively

Item 4.                      Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of December 31, 2015, the number of shares of USAC's common stock owned of record and beneficially by (a) persons known by us to hold five percent (5%) or more of the outstanding Common Stock of the Company, (b) each door named executive officers and directors, and (c) all such beneficial owners as a group. Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or her name.  The address of each beneficial owner is c/o US Alliance Corporation, 4123 SW Gage Center Drive, Suite 240, Topeka, Kansas, 46604, The total number of shares outstanding at December 31, 2015 was 5,177,245.

Name	Amount of Beneficiary Ownership	Percent of Class
Jack H. Brier (2)	414,800	8.01
Bob Boaldin (1) (2) (3)	52,000	1.00
Rochelle Chronister (2)	50,000	0.97
Kurt Scott (2)	50,000	0.97
James Concannon (2)	50,000	0.97
William Graves (2)	60,000	1.16
Jeff Brown (1) (4)	55,000	1.06
All officers, directors and beneficiary owners as a group:	731,800	14.14

(1) 50,000 shares are held in escrow by Capital City Bank pursuant to a promotional share escrow agreement restricting the transfer of such shares without the approval of the Kansas Securities Commissioner.

(2) Shares are held in escrow by Capital City Bank pursuant to a promotional share escrow agreement restricting the transfer of such shares without the approval of the Kansas Securities Commissioner.

(3) Mr Boaldin's term as a director expired on May 31, 2015 and he did not stand for re-election.

(4) The purchase price for 20,000 shares included in the table above was paid by Mr. Brown prior to December 31, 2015, but the shares were not issued until after January 1, 2016.

Item 5.                      Directors and Executive Officers

The table below sets forth information concerning our directors and executive officers.

Name	Age	Position with Company
Jack H Brier	69	President, Chairman of the Board, and Director
Kurt Scott	55	Treasurer and Director
Bob Boaldin(1)	76	Director
Rochelle Chronister	76	Director
James Concannon	68	Director
William Graves	62	Director
Jeffry Brown	43	Executive Vice President and Chief Operating Officer, USALSC

(1) Mr. Boaldin's term as a director expired on May 31, 2015 and he did not stand for re-election.

Jack H. Brier serves as the Chairman of the Board of Directors, President, and Chief Executive Officer and has served in those positions since inception of USAC in 2009. Mr. Brier is the Chairman of Brier Development Co. Inc. He served Kansas as Secretary of State from 1978 through 1987, and as President of Kansas Development Finance Authority from 2000 to 2003. Mr. Brier attended Shawnee Mission public schools. He has a degree in Business Administration from Washburn University and has done graduate study in public administration at the University of Kansas. Mr. Brier is on the Board of Directors of Financial Institution Technologies. Mr. Brier brings to the Board his extensive experience as a founder, the Chief Executive Officer and Chairman of the Board of the Company. He has in-depth knowledge of the Company's business, strategy and management team. Mr. Brier also has extensive community relations experience with his involvement in civic, business, and philanthropic organizations in the Topeka area.

Kurt Scott serves as a Director and has served in that position since inception of USAC in 2009. Mr. Scott also serves as Treasurer of USAC. From 1989 to the present he has been an officer of Kansas Medical Mutual Insurance Company, first serving as Chief Financial Officer and since 2011, as Chief Executive Officer. He currently serves on the Board of Directors of the Physicians Insurance Association of America. From 1983 to 1989, Mr. Scott served as Chief Examiner with the Kansas Insurance Department. He currently serves on the Board of Directors of the Greater Topeka Chamber of Commerce and the Board of Directors of Fidelity State Bank. He received a Bachelor of Science degree in Business Administration with a major in Accounting from Kansas State University in 1983.

Rochelle Chronister serves as a Director and has served in that position since inception of USAC in 2009. She served in the Kansas House of Representatives from 1979 to 1995, where she was Chair of the House Appropriations Committee, the House Education Committee, and the Joint House and Senate Committee for Economic Development. From May of 1995 to October of 1999, Ms. Chronister served as the Secretary of the Kansas Department of Social and Rehabilitation Services. She was responsible for the formation of a public-private partnership for reorganization of child protective services, making Kansas the first state in the country to contract for services to children-in-need of care for family preservation, adoption, and foster care. Ms. Chronister formed an organization with four other Cabinet Secretaries, Connect Kansas, to encourage community coordination for services to children. She received her Bachelor of Arts in Microbiology from University of Kansas in 1961. At the University of Kansas, she was a member of the Mortar Board honorary society and President of Sellards Scholarship Hall.

James Concannon serves as a Director and has served in that position since inception of USAC in 2009. Professor Concannon served as Dean of Washburn University School of Law from 1988-2001. Since he stepped down as Dean, he has continued to serve as a Professor of Law at Washburn and holds the title of Senator Robert J Dole Distinguished Professor of Law. He is licensed to practice in state courts in Kansas, the U.S. District Court for Kansas, the U.S. Court of Appeals for the Tenth Circuit and the Supreme Court of the United States. Mr. Concannon received the 2012 Justice Award from the Kansas Supreme Court. He served as Research Attorney for the Kansas Supreme Court and was a Visiting Professor at Washington University School of Law in St. Louis. He was a Senior Contributing Editor of Evidence in America: The Federal Rules in the States and serves on the National Conference of Commissioners on Uniform State Laws. Mr. Concannon received his Bachelor of Science from the University of Kansas in 1968 and his Juris Doctorate from the University of Kansas School of Law in 1971 He currently serves as an Independent Trustee of the Waddell & Reed Advisors Funds, the Ivy Funds Variable Insurance Portfolios and the Invested 529 Funds.

William Graves serves as a Director and has served in that position since 2014. He is President and CEO of American Trucking Associations, the national trade and safety organization of the United States trucking industry. Through its 50 affiliated state trucking associations, conferences, and other organizations, the ATA represents an industry that delivers nearly 70% of the nation's freight before all branches and levels of government. Under his leadership, ATA is advancing several safety initiatives. In addition to his duties at ATA, Mr. Graves serves on the Board of Directors of the International Speedway Corp., the leading promoter of motorsport racing in America, where he serves on the audit, compensation, nominating, and corporate governance committees. In January 2003, Mr. Graves completed his second term as governor of Kansas, capping 22 years of service to the state. As governor, he enacted the largest tax cut in state history but also signed into law an historic 10-year, $13 billion comprehensive transportation program improving highways, railroad infrastructure, airports, and public transit service in Kansas, financed by higher user fees. Mr. Graves earned a degree in business administration from Kansas Wesleyan University in his hometown of Salina and attended graduate school at the University of Kansas.

Jeff Brown serves as Executive Vice President and Chief Operating Office of USALSC. Mr. Brown has served in that capacity since November 2011. From 2001 to 2011, he served in various executive positions at AmerUs Annuity Group (Aviva USA) including Vice President and Actuary, Senior Vice President and Actuary, and Vice President of Finance Transformation. From 1995 to 2001, Mr. Brown worked in various actuarial positions including group life actuary at Fortis Benefits Insurance Company (Assurant Employee Benefits). He currently serves as President on the Board of Directors of Cair Paravel Latin School. He received his Bachelor of Arts degree in Mathematics (Actuarial Science Specialization) from Washburn University in 1995 He is a Fellow of the Society of Actuaries end a member of the American Academy of Actuaries.

Item 6.                      Executive Compensation

The following table sets forth amounts earned by our named executive officers as compensation in each of the past two years:

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year Ended Dec. 31,	Salary	Bonus		All Other Compensation			Total
Jack H. Brier,	2015	$200,000		$102,778		$29,186	(1)	$331,964
President/Chairman	2014	$200,000	$	N/A		$29,073	(2)	$229,073
Jeffrey Brown,	2015	$141,000		$90,000	$	N/A		$231,000
Coo/Vice-President of USALSC	2014	$141,000		$66,000	$	N/A		$207,000

(1) All other compensation for Mr. Brier in 2015 consisted of an automobile allowance of $15,000, insurance premiums of $12,500, and cell phone reimbursement of $1,436.

(2)  All other compensation for Mr. Brier in 2014 consisted of an automobile allowance of $15,000, insurance premium of $12,750, and cell phone reimbursement of $1,573.

The compensation of Mr. Brier, our President, is determined based on the recommendation of the compensation committee of our Board of Directors, which committee consists solely of directors we deem to be independent. The compensation committee seeks to provide Mr. Brier with base salary, bonus and other compensation that are consistent with market median practices, and also to motivate Mr. Brier to achieve our operating and strategic goals.  The committee also considered such equitable and specific factors such as Mr. Brier’s crucial role in the founding, development and continued growth of the Company, his tenure with the Company, and the additional time and energy burdens borne in connection with the various capital raises by the Company since its inception.

The committee's recommendation for Mr. Brier's compensation for 2015 was approved by the full board, with Mr .Brier abstaining. The committee has also determined that Mr. Brier's base salary and other compensation will remain the same for 2016 as for 2015 and 2014, in light of the Company’s early growth stage and available financial resources. Mr. Brier will receive additional compensation for addition responsibilities undertaken by him in conjunction with the registration of the warrants and underlying stock issued in our 2010 Public Offering equal to 2% of the proceeds of the such Offering.

Mr. Brown's compensation is determined by the President of USAC.  Actuarial salary surveys produced by Ezra Penland and DW Simpson were reviewed in determining an appropriate salary for Mr. Brown.

Director Compensation

The following table sets forth the total compensation of directors during the year ended December 31, 2015 and 2014:

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)
	2015	2014
Jack H. Brier	$8,800	$8,800
Bob Boaldin(1)	$-	$3,000
Rochelle Chronister	$3,500	$4,000
James Concannon	$8,800	$8,800
William Graves	$2,500	$750
Kurt Scott	$8,800	$8,800

(1) Mr Boaldin's term as director expired May 31, 2015 and he did not stand for re-election.

Each director also serves as a director of USALSC, and  is paid $500 for each directors meeting of USAC and USALSC that such director attends in person, and $250 for each meeting attended telephonically.  In addition, Messrs. Brier, Concannon, and Scott, as members of the Company’s executive committee, are paid $400 per month for their services.  Both companies held quarterly meeting in 2014 and 2015.

Item 7.                     Certain Relationships and Related Transactions, and Director Independence

Promoters. Messrs. Brier. Boaldin, Concannon, and Scott and Ms. Chronister are considered promoters of the Company. Collectively they hold 560,000 shares of common stock for which they paid $.20 per share, for an aggregate total consideration of $112,000. Messrs. Boaldin, Concannon, and Scott and Ms. Chronister collectively hold 40,000 shares of common stock for which they paid $.50 per share, for an aggregate total consideration of $20,000. Mr. Brier holds 14,800 shares of common stock for which he paid $.30 per share, for an aggregate total consideration of $4,440. Mr. Boaldin holds 2,000 shares of common stock for which he paid $5.00 per share, for an aggregate total consideration of $10,000.

Director Independence. We are not currently listed on any national securities exchange that requires us to have independent directors. However, we believe that Messrs. Concannon, Graves. and Scott, and Ms. Chronister qualify as independent, based on our evaluation of relationships, and transactions and other criteria established by the national stock exchanges and the SEC.

Item 8.                     Legal Proceedings

Neither the Company nor any of its principals are presently engaged in any material pending litigation which might have an adverse impact on its net assets.

Item 9.                     Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Market Information

As of December 31. 2015, there was no established market for USAC's common stock. In conjunction with the 2010 Public Offering described in Item 10 of this Registration Statement, USAC issued warrants for the purchase of up to 2,532,400 shares of USAC common stock at an exercise price of $6.00 per share. These warrants were originally scheduled to expire February 24, 2016, but such expiration date was extended to April 1, 2016.1f all warrant holders were to exercise their warrants, we would issue an additional 2,532,400 shares of stock and add $15,194,400 in capital to USAC (less offering expenses). As of December 31, 2015 there was no established market for the warrants. In addition, in January. 2016, we commenced an offering of an additional 1,500,000 shares of USAC common stock at a purchase price of $7 00 per share (the "2010 Public Offering") The 2016 Public Offering will remain open until February 24, 2017. If the 2016 Public Offering is fully subscribed, we would issue an additional 1,500,000 shares of USAC common stock and add $10,500,000 in capital to USACD (less offering expenses).

As of December 31, 2015, 944,845 warrants have been exercised with gross proceeds to USAC of $5,669,070 As of the date of this Registration Statement, no shares of USAC common stock have been sold in the 2016 Public Offering.

Holders

As of December 31, 2015 there are approximately 1,850 holders of USAC common stock No preferred slack has been issued as of December 31, 2015.

Dividends

USAC has not paid any cash dividends since inception. Dividends are not anticipated in the foreseeable future.

Securities Authorized for Issuance Under Equity Incentive Plans

No securities are authorized for issuance under equity compensation plans.

Item 10.                      Recent Sales of Unregistered Securities

In April and May of 2009, USAC offered and sold 1,200,000 shares of its common stock, par value $0.10, at a purchase price of $0.10 per share to its organizing stockholders, for total proceeds of $240,000. No underwriter was involved and no finder's fee was paid in this private placement.

On June 30, 2009, USAC offered and sold 500,000 shares of common stock at a purchase price of $1.50 per share, for total proceeds of $750,000. The private placement was concluded on August 13, 2009, No underwriter was involved and no finder's fee was paid in this private placement.

The common stock sold in the 2009 offerings (the "2009 Offerings") was not registered with the SEC in reliance on an exemption from registration under Section 4(2) of the Securities Act for securities sold by an issuer not involving any public offering. Shares issued in the 2009 Offerings were sold to USAC’s promoters, founding stockholders and to persons serving on our Board of Directors, and were not sold by means of any general advertisement or solicitation.  In addition, the shares sold in the 2009 Offerings are subject to significant restrictions on transfer, including the placement of the initial 1,200,000 of such shares sold into an escrow account maintained and administered by an independent escrow agent.

On February 24, 2010, USAC commenced a public offering (the "2010 Public Offering") to residents of the state of Kansas of 10,000 units ("Units"), consisting of 200 shares of common stock and a warrant, at a purchase price of $1,000 per Unit. Each warrant entitles the holder to purchase an additional 200 shares of USAC common stock at a purchase price of $6.00 per share. These warrants were originally scheduled to expire February 24, 2016, but such expiration date was extended to April 1, 2016. Units sold in the 2010 Public Offering were not registered with the SEC in reliance on an exemption from registration under Section 3(a)(11) for securities offered and sold on a wholly intrastate basis. The Units were registered with the Office of the Kansas Securities Commissioner and were sold only to bona fide residents of the state of Kansas

On February 24, 2011, the 2010 Public Offering was extended one year. On February 24, 2012, the offering size was increased to 13,000 Units and extended to February 24, 2013. These extensions and the increase in the offering size were registered with the Kansas Securities Commissioner. The registration of the 2010 Public Offering terminated on February 24, 2013. The 2010 Public Offering was self-underwritten and sold through agents of the Company licensed to sell securities in Kansas. Total gross proceeds of the 2010 Public Offering were $12,662,000.

On February 24, 2015, USAC registered a public offering ("2015 Warrant Offering") with the Kansas Securities Commissioner to facilitate the exercise of warrants included with the Units sold in the 2010 Public Offering. As of December 31, 2015. 944,845 warrants have been exercised with gross proceeds to USAC of $5,669,070.

On January 19, 2016, USAC filed with the Kansas Securities Commissioner a supplement to the 2015 Warrant Offering prospectus to register the additional shares of USAC common stock offered for sale in 2016 Public Offering.  Securities sold in the 2010 Public Offering were not registered with the SEC in reliance on an exemption from registration under Section 3(a)(11) for securities offered and sold on a wholly intrastate basis.  As of the date of this Registration Statement, no shares of USAC common stock have been sold in the 2016 Public Offering. The 2016 Public Offering will remain open until February 24, 2017.

Item 11.                      Description of Securities

USAC is authorized to issue 9,000,000 shares of common stock, par value $10, and 1,000,000 shares of preferred stock, par value $5.00. As of December 31, 2015 a total of 5,177,245 shares of common stock have been issued and no shares of preferred stock have been issued.

Common Stock

Holders of common stock are entitled, subject to the prior right of any preferred stock outstanding (none at this time), to such dividends as the Board of Directors, in its discretion, may declare out of legally available funds. In the event of liquidation, holders of common stock are entitled, subject to the prior rights of holders of any preferred stock then outstanding and any creditors, to participate prorata in all assets, if any, of USAC remaining after the payment of liabilities. Holders are entitled to one vote for each share of common stock held by them, and may vote cumulatively in the election of directors. Holders of our common stock do not have preemptive rights.

Warrants

Each Unit purchased during our 2010 Public Offering was comprised of 200 shares of common stock and a warrant providing the purchaser the right to purchase an additional 200 shares (per unit) of common stock at $6.00 per share. These warrants were originally scheduled to expire February 24, 2016, but such expiration date was extended to April 1, 2016.

Stock

USAC's Board of Directors, without further action by the stockholders, may issue shares of preferred stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and the description of a number of shares constituting any wholly unissued series of preferred stock. No shares of preferred stock have been issued.

In connection with the 2009 Offerings, 1,700,000 total promotional shares of USAC common stock were issued to the Company's promoters. These shares are subject to a promotional shares escrow agreement among USAC, the holders of the shares, and Capital City Bank, as escrow agent. Pursuant to the terms of this agreement, the shares are held in escrow and released to the holders thereof in increments, on a quarterly basis following the 2010 Public Offering, with all shares to be released no later than five years following February 24, 2013, the completion of the 2010 Public Offering

Item 12.                      Indemnification of Directors and Officers

USAC's Articles of Incorporation state there shall be no personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Nothing herein shall limit or eliminate the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of KSA 17-6424 and amendments thereto or (d) for any transaction from which the director derived an improper personal benefit.

Item 13.                      Financial Statements and Supplementary Data

The financial statements required by this Item are set forth below beginning on page F-1 below and are incorporated herein by reference. As a smaller reporting company (as defined by Rule 12b-2 of the Exchange Act), we are not required to provide the supplementary data required by this Item.

Item 14.                      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

RSM US LLP (“RSM”) served as the Company’s auditor for the years ended December 31, 2015 and 2014 and, as an accommodation to the Company, served in that capacity for the first quarter of 2016.  The reports of RSM on the Company’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2015 and 2014, and through June 27, 2016, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to RSM’s satisfaction, would have caused RSM to make reference to the subject matter thereof in connection with its report.

The audit committee of USAC’s Board of Directors (the “Audit Committee”) recently completed a competitive process to determine which audit firm would serve as the Company’s independent registered public accounting firm for the year ended December 31, 2016. RSM chose not to stand for re-appointment. On June 27, 2016 the Audit Committee determined to engage Kerber, Eck & Braeckel LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016, with such engagement to begin immediately.  RSM will, however, to continue to provide services to the Company with respect to tax-planning and compliance services.

The Company provided RSM with a copy of the disclosures it is making in this Registration Statement and requested from RSM a letter addressed to the Securities and Exchange Commission indicating whether it agrees with such disclosures. A copy of RSM's letter dated (Insert Date) is attached as Exhibit 16.1 to this Registration Statement.

During the years ended December 31, 2015 and 2014 and the subsequent interim period through March 31, 2016, the Company did not consult with Kerber, Eck & Braeckel LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K under the Securities Act.

Item 15.                      Financial Statements and Exhibits
(a) Except for the updated Report of the Company Independent Registered Public Accounting Firm, the following financial statements and schedules were filed  as part of the Company’s Registration Statement on Form 10 filed on May 2, 2016  (File No. 000-55627), and are incorporated herein by reference:

*Updated Report of Independent Registered Public Accounting Firm
Audited Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2015 and 2014
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2015 and 2014
Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014
Notes to Consolidated Financial Statements
The following financial statements and schedules are filed herewith:
Consolidated Financial Statements (unaudited):		F-1
Consolidated Balance Sheets at March 31, 2016		F-2
Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2016		F-3
Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 2016		F-4
Consolidated Statements of Cash Flows for the		F-5
Notes to Consolidated Financial Statements		F-6
(b) The following documents are filed herewith as Exhibits hereto:
Exhibit Number:	Document
3.1
Articles of Incorporation of US Alliance Corporation (filed as Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed on May 2, 2016  (File No. 000-55627), is incorporated herein by reference as Exhibit 3.1)

3.2
Bylaws of US Alliance Corporation (filed as Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed on May 2, 2016  (File No. 000-55627), is incorporated herein by reference as Exhibit 3.2)

4.1
Form of Warrant to Purchase Common Shares of US Alliance (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed on May 2, 2016  (File No. 000-55627), is incorporated herein by reference as Exhibit 4.1)

10.1*	Commercial Lease Agreement dated October 11, 2011 between Lindemuth, Inc., DBA Gage Center and USAC

10.2*	Automatic Yearly Term Reinsurance Agreement between USALSC and General Re Life Insurance Corporation
10.3*	Group Long Term and Short Term Disability Reinsurance Agreement between USALSC and Reliance Standard Life Insurance Company, DBA Custom Disability Solutions
10.4*	Automatic Reinsurance Agreement between USALSC and Optimum Re Insurance Company (schedules omitted)
10.5*	Bulk Reinsurance Agreement between USALSC and Optimum Re Insurance Company
10.6*	Group Medical Reinsurance Agreement between USALSC and Unified Life Insurance Company
10.7.1*	Investment Management Agreement between USAIC and General Re – New England Asset Management, Inc.
10.7.2	Subadvisory Investment Management Agreement between USAIC and General Re - New England Asset Management, Inc.
10.8*	Third Party Insurance Services Agreement between USALSC and Dakota Capital Life Insurance Company, as amended
10.9*	Group Life and Accidental Death & Dismemberment Reinsurance Agreement between USALSC and General Re Life Corporation, as amended
16.1*	Letter from RSM US LLP regarding change in certifying accountant
21.1	List of Subsidiaries (filed as Exhibit 21.1 to the Company’s Registration Statement on Form 10 filed on May 2, 2016 (File No. 000-55627), is incorporated herein by reference as Exhibit 21.1)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized

US Alliance Corporation
(Registrant)

Date: June 29, 2016	By: /s/ Jack H. Brier
Jack H. Brier, President and Chairman

Report of Independent Registered Public Accounting Firm

To the Board of Directors

US Alliance Corporation

Topeka, Kansas

We have audited the accompanying consolidated balance sheets of US Alliance Corporation and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedules of US Alliance Corporation listed as Supplemental Financial Exhibits. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Alliance Corporation and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Omaha, Nebraska
June 28, 2016

US Alliance Corporation

Consolidated Financial Statements
March 31, 2016

US Alliance Corporation Consolidated Balance Sheets	March 31, 2016 (unaudited)	December 31, 2015
Assets
Cash and cash equivalents	$4,419,597	$2,466,526
Investments in available-for-sale securities, at fair value	12,907,108	11,735,387
Investment income due and accrued	67,631	78,540
Deferred acquisition costs, net	96,978	86,053
Reinsurance related assets	17,960	21,444
Pre-paid expenses	90,960	123,162
Other assets	5,501	7,504
Property, equipment and software, net	273,848	283,582
Total assets	$17,879,583	$14,802,198
Liabilities and Shareholders' Equity
Liabilities:
Accounts payable and accrued expenses	$61,778	$85,888
Policyholder benefit reserves	2,966,964	2,576,964
Deposit-type contracts	1,955,037	1,573,988
Advance premiums	85,313	69,573
Other liabilities	493,017	4,992
Total liabilities	5,562,109	4,311,405
Shareholders' Equity:
Preferred stock, $5.00 par value. Authorized 1,000,000 shares; none issued or outstanding	-	-
Common stock, $0.10 par value. Authorized 9,000,000 shares; issued and outstanding 5,532,039 and 5,177,245 shares as of March 31, 2016 and December 31, 2015, respectively	553,204	517,725
Outstanding warrants	-	15,876
Common stock subscribed	900	13,799
Common stock subscription receivable	(54,012)	(827,952)
Additional paid-in capital	18,119,460	17,018,285
Accumulated deficit	(6,473,180)	(6,146,463)
Accumulated other comprehensive income	171,102	(100,477)
Total shareholders' equity	12,317,474	10,490,793
Total liabilities and shareholders' equity	$17,879,583	$14,802,198

US Alliance Corporation Consolidated Statements of Comprehensive Loss (unaudited)	Three months ended March 31, 2016 2015
Income:
Premium income	$1,357,372	$1,022,834
Net investment income	91,261	50,889
Net realized gain on sale of securities	10,838	-
Other income	13,405	2,153
Total income	1,472,876	1,075,876
Expenses:
Death claims	116,527	107,607
Policyholder benefits	722,145	504,439
Increase in policyholder reserves	359,552	265,074
Commisions, net of deferrals	108,215	89,142
Amortization of deferred acquistion costs	37,457	34,279
Salaries & benefits	188,367	130,645
Other operating expenses	267,330	294,754
Total expense	1,799,593	1,425,940
Loss before income taxes	(326,717)	(350,064)
Provision for income tax expense	-	-
Net loss	$(326,717)	$(350,064)
Unrealized net holding gains arising during the period	282,417	118,003
Reclassification adjustment for loss (gains) included in net loss	(10,838)	-
Other comprehensive income	271,579	118,003
Comprehensive loss	$(55,138)	$(232,061)
Net loss per common share, basic and diluted
	$(0.06)	$(0.08)
See Notes to Consolidated Financial Statements

US Alliance Corporation

Consolidated Statements of Changes in Shareholders' Equity
Three Months Ended March 31, 2016 and 2015
(unaudited)

	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Outstanding Warrants	Common Stock Subscribed	Subscription Receivable	Accumulated Other Comprehensive Income / (Loss)	Accumulated Deficit	Total
Balance, December 31, 2014	4,232,400	423,240	11,353,508	25,324	-	-	287,082	(4,809,086)	7,280,068
Common stock issued upon exercise of warrants, $6.00 per share	9,600	960	56,736	(96)	-	-	-	-	57,600
Costs associated with warrant exercise	-	-	(40,418)	-	-	-	-	-	(40,418)
Other comprehensive loss	-	-	-	-	-	-	118,003	-	118,003
Net loss	-	-	-	-	-	-	-	(350,064)	(350,064)
Balance, March 31, 2015	4,242,000	$424,200	$11,369,826	$25,228	$ -	$ -	$405,085	$(5,159,150)	$7,065,189
Balance, December 31, 2015	5,177,245	517,725	17,018,285	15,876	13,799	(827,952)	(100,477)	(6,146,463)	10,490,793
Common stock issued upon exercise of warrants, $6.00 per share	354,794	35,479	2,109,161	(15,876)	-	-	-	-	2,128,764
Costs associated with warrant exercise	-	-	(246,945)	-	-	-	-	-	(246,945)
Common stock subscribed	-	-	(761,041)	-	(12,899)	773,940	-	-	-
Other comprehensive loss	-	-	-	-	-	-	271,579	-	271,579
Net loss	-	-	-	-	-	-	-	(326,717)	(326,717)
Balance, March 31, 2016	5,532,039	$553,204	$18,119,460	$ -	$ 900	$(54,012)	$171,102	$ (6,473,180)	$ 12,317,474
See Notes to Consolidated Financial Statements.

US Alliance Corporation Consolidated Statements of Cash Flows (unaudited)	Three months ended March 31, 2016 2015
Cash Flows from Operating Activities:
Net loss	$(326,717)	$(350,064)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	9,734	6,309
Net realized (gains) on the sale of securities	(10,838)	-
Amortization of investment securities, net	5,520	8,814
Interest credited on deposit type contracts	14,244	5,644
(Increase) decrease in operating assets:
Investment income due and accrued	10,909	7,076
Deferred acquisition costs capitalized	(48,382)	(39,053)
Deferred acquisition costs amortized	37,457	34,279
Reinsurance related assets	3,484	(8,388)
Pre-paid expenses	32,202	3,322
Other assets	2,003	3,115
Increase (decrease) in operating liabilities:
Policyowner benefit reserves	390,000	252,533
Advance premiums	15,740	13,670
Other liabilities	488,025	49,265
Accounts payable and accrued expenses	(24,110)	(6,614)
Net cash provided by (used in) operating activities	599,271	(20,092)
Cash Flows from Investing Activities:
Available-for-sale securities
Purchase of investments	(1,140,464)	(225,587)
Proceeds from sales and repayments	245,640	81,585
Purchase of property, equipment and software	-	(20,688)
Net cash (used in) investing activities	(894,824)	(164,690)
Cash Flows from Financing Activities:
Receipts on deposit-type contracts	441,382	136,680
Withdrawals on deposit-type contracts	(74,577)	-
Proceeds received from exercise of warrants, net of costs of issuance	1,881,819	17,182
Net cash provided by financing activities	2,248,624	153,862
Net increase (decrease) in cash and cash equivalents	1,953,071	(30,920)
Cash and Cash Equivalents:
Beginning	2,466,526	575,005
Ending	$4,419,597	$544,085
See Notes to Consolidated Financial Statements.

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.                      Description of Business and Significant Accounting Policies

Description of business:  US Alliance Corporation (“the Company”) is a Kansas corporation located in Topeka, Kansas.  The Company was incorporated April 24, 2009, as a holding company to form, own, operate and manage a life insurance company and its marketing and investment affiliates.  On June 9, 2011, the wholly owned subsidiary, US Alliance Life and Security Company was incorporated.  US Alliance Life and Security Company received its Certificate of Authority from the Kansas Insurance Department (KID) effective January 2, 2012.  On April 23, 2012, US Alliance Investment Corporation and US Alliance Marketing Corporation were incorporated as wholly-owned subsidiaries of the Company to provide investment management and marketing services.

The Company terminated its initial public offering on February 24, 2013.  As of the end of this offering, the Company is no longer a development stage company.  During the balance of 2013, the Company achieved approval of an array of life insurance and annuity products, began development of various distribution channels and commenced insurance operations and product sales.  The Company sold its first insurance product on May 1, 2013.  The Company continued to expand its product offerings and distribution channels throughout 2014 and 2015.  On February 24, 2015, the Company commenced a warrant exercise offering set to expire on February 24, 2016.  On February 24, 2016 the Company extended its current offering until February 24, 2017 and made additional shares available for purchase.

The Company began offering third party administrative (“TPA”) services in 2015.  TPA agreements generate service fee income for the Company.  The Company currently has one TPA agreement in place.  The Company has been able to perform its TPA services using existing resources.

Basis of presentation:  The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated from the consolidated financial statements.

Area of Operation:  US Alliance Life and Security Company is authorized to operate in the states of Kansas and North Dakota and was granted authority to operate in the State of Missouri on April 21, 2016.

Cash and cash equivalents:  For purposes of the statement of cash flows, the Company considers demand deposits and highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents.  The Company maintains its cash balances in one financial institution located in Topeka, Kansas.  The FDIC insures aggregate balances, including interest-bearing and noninterest-bearing accounts, of $250,000 per depositor per insured institution.  The Company’s financial institution is a member of a network that participates in the Insured Cash Sweep (ICS) program.  By participating in ICS, the Company’s deposits in excess of the insured limit are apportioned and placed in demand deposit accounts at other financial institutions in amounts under the insured limit.  As a result, the Company can access insurance coverage from multiple financial institutions while working directly with one.  The Company had no amounts uninsured as of December 31, 2015.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property, equipment and software:  Property, equipment and software are stated at cost less accumulated depreciation.  Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.  Expenditures for maintenance and repairs are charged to income currently.  Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Depreciation is computed by the straight-line method over the estimated useful lives of the assets.  Computer equipment is depreciated over no longer than a 5-year period.  Furniture and equipment are depreciated over no longer than a 10-year period.  Software is depreciated over no longer than a 10-year

 US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.               Description of Business and Significant Accounting Policies (Continued)

period.  Major categories of depreciable assets and the respective book values as of March 31, 2016 and December 31, 2015 are represented below.

	Three months ended March 31, 2016	Year ended December 31, 2015
Computer	$20,755	$20,755
Furniture and equipment	80,956	80,956
Software	257,500	257,500
Accumulated depreciation	(85,363)	(75,629)
Balance at end of period	$273,848	$283,582

Pre-paid expenses:  The Company recognizes pre-paid expenses as the expenses are incurred.  Pre-paid expenses consist of a multi-year computer service contract and systems consulting hours.  Service contract expenses are charged straight line over the life of the contract.  Systems consulting hours are charged as they are incurred on projects.

Investments:  Investments in available-for-sale securities are carried in the consolidated financial statements at fair value with the net unrealized holding gains (losses) included in accumulated other comprehensive income.  Bond premiums and discounts are amortized using the scientific-yield method over the term of the bonds.

Realized gains and losses on securities sold during the year are determined using the specific identification method and are shown as a separate line item on the Consolidated Statement of Comprehensive Loss .  Investment income is recognized as earned.

Management has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. The assessment of whether impairments have occurred is based on a case-by-case evaluation of underlying reasons for the decline in fair value. We consider severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, issuer credit ratings and whether we intend to sell a security or it is more likely than not that we would be required to sell a security prior to the recovery of the amortized cost.

The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If we intend to sell a security or it is more likely than not that we would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment. As it relates to debt securities, if we do not expect to recover the amortized basis, do not plan to sell the security and if it is not more likely than not that we would be required to sell a security before the recovery of its amortized cost, the other-than-temporary impairment  would be recognized. We would recognize the credit loss portion through earnings in the income statement and the noncredit loss portion in accumulated other comprehensive loss. The Company had no investment securities that were evaluated to be other than temporarily impaired.

Reinsurance: In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid.  Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.               Description of Business and Significant Accounting Policies (Continued)

the Company’s primary liability under the policies written.  Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of March 31, 2016 and December 31, 2015.

Benefit reserves: The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals.  These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

Policy claims: Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.  The Company’s current estimate of incurred but not reported claims is $23,874 and is included as a part of policyholder benefit reserves.

Deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity contracts.  The deferred annuity contracts credit interest based upon a fixed interest rate set by the Company.  The Company has the ability to change this rate annually subject to minimums established by law or administrative regulation.

Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals. The following table provides information about deposit-type contracts for the quarter ended March 31, 2016 and the year ended December 31, 2015.

	Three months ended March 31, 2016	Year ended December 31, 2015
Balance at beginning of period	$1,573,988	$686,316
Deposits received	441,382	910,817
Interest credited	14,244	31,478
Withdrawals	(74,577)	(54,623)
Balance at end of period	$1,955,037	$1,573,988

Revenue recognition and related expenses: Revenues on traditional life insurance products consist of direct premiums reported as earned when due.  Premium income includes reinsurance assumed and is reduced by premiums ceded.

Amounts received as payment for annuity contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for contract-holder services, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts.

Deferred acquisition costs: The Company capitalizes and amortizes over the life of the premiums produced incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred.

 US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.               Description of Business and Significant Accounting Policies (Continued)

An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising.  Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts, which generally remain in force for the lifetime of the insured.

The following table provides information about deferred acquisition costs for the quarter ended March 31, 2016 and the year ended December 31, 2015, respectively.

	2016	2015
Balance at beginning of period	$86,053	$52,808
Capitalization of commissions, sales and issue expenses	48,382	146,539
Amortization net of interest	(37,457)	(113,294)
Balance at end of period	$96,978	$86,053

Comprehensive loss: Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses from marketable securities classified as available for sale, net of applicable taxes.

Common stock and earnings (loss) per share:  The par value for common stock is $0.10 per share with 9,000,000 shares authorized.  As of March 31, 2016 and December 31, 2015 the company had 5,532,039 and 5,177,245 common shares issued and outstanding, respectively.

Earnings (loss) per share attributable to the Company’s common stockholders were computed based on the net loss and the weighted average number of shares outstanding during each year.  The weighted average number of shares outstanding during the quarters ended March 31, 2016 and 2015 were 5,295,510 and 4,235,600 shares, respectively.  Potential common shares are excluded from the computation when their effect is anti-dilutive.  Basic and diluted net loss per common share is the same for the quarters ended March 31, 2016 and 2015 because all warrants for common shares are anti-dilutive.

As of March 31, 2016 and December 31, 2015 the Company had a stock subscription receivable of $54,012 and $827,952.  This represents the value of share purchases agreed to but which will settle after the statement date.

Income taxes:  The Company is subject to U.S. federal and state taxes.  The provision for income taxes is based on income as reported in the consolidated financial statements.  The income tax provision is calculated using the asset and liability method.  Deferred income taxes are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted rates expected to apply to taxable income in the years in which the differences are expected to reverse.  A valuation allowance is established for the amount of any deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.

All of the Company’s tax returns are subject to U.S. federal, state and local income tax examinations by tax authorities.  The Company had no known uncertain tax benefits included in its provision for income taxes as of December 31, 2015 and 2014.  The Company’s policy is to recognize interest and penalties (if applicable) as an element of the provision for income taxes in the consolidated statements of income.  The tax years which remain subject to examination by taxing authorities are the years ended December 31, 2012 through 2015.

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 1.               Description of Business and Significant Accounting Policies (Continued)

Risk and uncertainties: Certain risks and uncertainties are inherent in the Company’s day-to-day operations and in the process of preparing its consolidated financial statements. The more significant of those risks and uncertainties, as well as the Company’s method for mitigating the risks, are presented below and throughout the notes to the consolidated financial statements.

- Use of Estimates:
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

- Regulatory Factors:
US Alliance Life and Security Company is highly regulated by the states in which it operates. Such regulations, among other things, limit the amount of rate increases on policies and impose restrictions on the amount and type of investments and the minimum surplus required to conduct business in the state.

Recently enacted and potential further financial regulatory reforms could have a significant impact on the Company’s business. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act is expected to have a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the Dodd-Frank Act requirements will be implemented over time and most will be subject to implementing regulations over several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of business activities, require changes to certain business practices, impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect the Company’s business.

- Reinsurance:
Reinsurance contracts do not relieve the Company from its obligations to insureds. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible when necessary. The Company evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies. Management believes that any liabilities arising from this contingency would not be material to the Company’s financial position.

- Interest Rate Risk:
Reinsurance Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest represents the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs. The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to

US Alliance Corporation

Notes to Consolidated Financial Statements
Note 1.               Description of Business and Significant Accounting Policies (Continued)

the composition of the Company’s book of insurance business, management believes it is unlikely that the Company would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

- Investment Risk:
The Company is exposed to risks that the issuers of the securities owned by the Company will default or that interest rates will change and cause a decrease in the value of its investments.  As interest rates decline, the velocity at which these securities pay down the principal may increase.  Management mitigates these risks by conservatively investing in investment grade securities and by matching maturities of the Company’s investments with the anticipated  payout of its liabilities.

- Credit Risk:
The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated   with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management and the Company’s board.

Reclassifications: Certain reclassifications of a minor nature have been made to prior-year balances to conform to current-year presentation with no net impact to net loss/income or equity.

New accounting standards:  In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) regarding accounting for revenue recognition that identifies the accounting treatment for an entity's contracts with customers. Although insurance contracts are excluded from this ASU, other customer contracts of the Company would be covered. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating this guidance, but it does not believe that there will be a material impact to the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments – Overall (sub-topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities regarding accounting for the recognition, measurement, presentation and disclosure of financial instruments.  This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting.  Entities will be required to measure these investments at fair value at the end of each reporting period and recognize the changes in fair value in net income.  A practicability exception will be available for equity investments that do not have readily determinable fair value, however; the exception requires the company to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or similar investment of the same issuer. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2017.  The Company is currently evaluating the guidance to determine the impact to the consolidated financial statements.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent or material to the Company at this time.

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 2.               Investments

The amortized cost and fair value of available for sale and held to maturity investments as of March 31, 2016 and December 31, 2015 is as follows:

	2016
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
Fixed maturities:
US Treasury securities	$460,152	$2,324 $	(7,831)	$454,644
Corporate bonds	2,940,646	64,322	(79,980)	2,924,988
Municipal bonds	2,317,509	87,412	(2,559)	2,402,362
Mortgage backed and asset backed securities	3,181,284	41,840	(16,960)	3,206,164
Total fixed maturities	8,899,591	195,898	(107,330)	8,988,158
Equities:
Equities	3,712,226	217,432	(156,196)	3,773,462
Other equity investments	124,190	21,344	(46)	145,488
Total equities	3,836,416	238,776	(156,242)	3,918,950
Total available for sale	$12,736,007	$434,674 $	(263,572)	$12,907,108
		2015
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for sale:
Fixed maturities:
US Treasury securities	$461,132	$ - $	(34,816)	$426,316
Corporate bonds	3,039,539	15,715	(143,701)	2,911,553
Municipal bonds	1,726,098	28,634	(10,595)	1,744,137
Mortgage backed and asset backed securities	3,083,389	19,554	(53,831)	3,049,113
Total fixed maturities	8,310,158	63,903	(242,943)	8,131,119
Equities:
Equities	3,387,927	219,883	(177,756)	3,430,054
Other equity investments	137,778	36,436-		174,214
Total equities	3,525,705	256,319	(177,756)	3,604,268
Total available for sale	$11,835,863	$320,222 $	(420,699)	$11,735,387

The amortized cost and fair value of debt securities as of March 31, 2016, by contractual maturity, are shown below. Equity securities do not have stated maturity dates and therefore are not included in the following maturity summary. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$50,303	$50,101
After one year through five years	1,100,819	1,108,461
After five years through ten years	1,510,850	1,505,646
More than 10 years	3,056,335	3,117,786
Mortgage backed and asset backed securities	3,181,284	3,206,164
	$8,899,591	$8,988,158

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 2.               Investments (Continued)

Proceeds from the sale of securities, maturities, and asset paydowns for the first three months of 2016 and 2015 were $245,640 and $81,585, respectively.  Realized gains and losses related to the sale of securities are summarized as follows:

	2016	2015
Gross Gains	$10,838	$-
Gross Losses	-	-
Net security (losses) gains	$10,838	$-

Gross unrealized losses by duration are summarized as follows:

	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2016
Available for sale: Fixed maturities:
US Treasury Securities	$-	$-	$253,206	$(7,831)	$253,206	$(7,831)
Corporate bonds	861,017	(77,627)	98,574	(2,353)	959,591	(79,980)
Municipal bonds	366,441	(2,559)	-	-	366,441	(2,559)
Mortgage backed and asset backed securities	514,969	(8,708)	1,177,107	(8,252)	1,692,076	(16,960)
Total fixed maturities	1,742,427	(88,894)	1,528,887	(18,436)	3,271,314	(107,330)
Equities:
Equities	1,027,778	(62,429)	829,006	(93,767)	1,856,784	(156,196)
Other equity investments	41,472	(46)	-	-	41,472	(46)
Total equities	1,069,250	(62,475)	829,006	(93,767)	1,898,256	(156,242)
Total available for sale	$2,811,677	$(151,369)	$2,357,893	$(112,203)	$5,169,570	$(263,572)

	Less than 12 months		Greater than 12 months			Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Available for sale:
Fixed maturities:
US Treasury Securities	$197,719	$(1,351)	$228,597	$(33,465)	$426,316	$(34,816)
Corporate bonds	2,141,253	(143,701)	-	-	2,141,253	(143,701)
Municipal bonds	675,885	(10,595)	-	-	675,885	(10,595)
Mortgage backed and asset backed securities	1,943,017	(39,189)	438,173	(14,642)	2,381,190	(53,831)
Total fixed maturities	4,957,874	(194,836)	666,770	(48,107)	5,624,644	(242,943)
Equities:
Equities	1,036,877	(75,352)	820,370	(102,404)	1,857,247	(177,756)
Total equities	1,036,877	(75,352)	820,370	(102,404)	1,857,247	(177,756)
Total available for sale	$5,994,751	$(270,188)	$1,487,140	$(150,511)	$7,481,891	$(420,699)

Unrealized losses occur from market price declines that may be due to a number of factors, including economic downturns, changes in interest rates, competitive forces within an industry, issuer specific events, operational difficulties, lawsuits, and market pricing anomalies caused by factors such as temporary lack of liquidity.

The total number of securities in the investment portfolio in an unrealized loss position as of March 31, 2016 was 43, which represented an unrealized loss of $263,572 of the aggregate carrying value of those securities. The 43 securities breakdown as follows:  15 bonds, 19 mortgage and asset backed securities, 5 common stocks, 2 high yield corporate bond fund, 1 preferred stock index fund, and 1 senior loan fund.  The Company determined that no securities were considered to be other-than-temporarily impaired as of March 31, 2016 and December 31, 2015.  The unrealized gains on the remainder of the available for sale portfolio as of March 31, 2016 were $434,674.

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 3.               Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement rate.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable for the asset or liability and reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Investments, available for sale:  Investments in securities that are classified as available for sale are recorded at fair value utilizing Level 1 and Level 2 measurements.

The table below presents the amounts of assets measured at fair value on a recurring basis as of March 31, 2016 and December 31, 2015:

			2016
	Total	Level 1	Level 2	Level 3
Available for sale: Fixed maturities:
US Treasury securities	$454,644	$454,644	$-	$-
Corporate bonds	2,924,988	-	2,924,988	-
Municipal bonds	2,402,362	-	2,402,362	-
Mortgage backed and asset backed securities	3,206,164	-	3,206,164	-
Total fixed maturities	8,988,158	454,644	8,533,514	-
Equities:
Equities	3,773,462	3,773,462	-	-
Other equity investments	145,488	145,488	-	-
Total equities	3,918,950	3,918,950	-	-
Total	$12,907,108	$4,373,594	$8,533,514	$-

			2015
	Total	Level 1	Level 2	Level 3
Available for sale: Fixed maturities:
US Treasury securities	$426,316	$426,316	$-	$-
Corporate bonds	2,911,553	-	2,911,553	-
Municipal bonds	1,744,137	-	1,744,137	-
Mortgage backed and asset backed securities	3,049,113	-	3,049,113	-
Total fixed maturities	8,131,119	426,316	7,704,803	-
Equities:
Equities	3,430,054	3,430,054	-	-
Other equity investments	174,214	174,214	-	-
Total equities	3,604,268	3,604,268	-	-
Total	$11,735,387	$4,030,584	$7,704,803	$-

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 3.               Fair Value Measurements (Continued)

The Company discloses the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for accrued interest. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and cash equivalents:  The carrying amounts approximate fair value because of the short maturity of these instruments.

Policyholder deposits in deposit-type contracts: Policyholder deposits in investment type contracts have fair value estimated based upon the actuarial assumptions of the underlying product.

The estimated fair values of the Company’s financial assets and liabilities at March 31, 2016 and December 31, 2015 are as follows:

	2016		2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$4,419,597	$4,419,597	$2,466,526	$2,466,526
Investments, at fair value	12,907,108	12,907,108	11,735,387	11,735,387
	$17,326,705	$17,326,705	$14,201,913	$14,201,913
Financial Liabilities:
Policyholder deposits in deposit-type contracts	$1,955,037	$1,937,442	$1,573,988	$1,406,724
	$1,955,037	$1,937,442	$1,573,988	$1,406,724

Note 4.                      Income Tax Provision

No income tax expense or (benefit) has been reflected for the quarters ended March 31, 2016 and 2015 due to the lack of taxable net income generated by the Company and the 100% valuation allowance pertaining to the deferred tax asset.  The difference between the reported amount of income tax expense and the amount expected based upon statutory rates is primarily due to the increase in the valuation allowance on deferred taxes.

The net operating loss carryforwards for the Company are $4,296,590 and $3,940,774 as of March 31, 2016 and December 31, 2015, respectively. The components of the deferred tax assets and liabilities due to book and tax differences are the following: fixed asset depreciation, net operating loss carryforward, net unrealized losses on investment securities, policy owner benefit reserves and deferred acquisition costs. The net deferred tax asset is offset 100 percent by the valuation allowance.

Note 5.               Reinsurance

A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of March 31, 2016 and December 31, 2015 and for the quarters ended March 31, 2016 and 2015 is listed in the following table.

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 5. Reinsurance (Continued)

	2016	2015
Balance Sheet
Benefits and claim reserves ceded	$13,862	$19,622
Amounts due from ceding company	4,098	1,822
Statements of Comprehensive Loss
Ceded premium	26,973	7,814
Assumed premium	800,730	595,683
Allowances on ceded premium	708	2,109
Allowances paid on assumed premium	90,355	85,140
Assumed benefits	700,850	504,439

The Company currently reinsurers business in excess of its retention with General Re Life Corporation, Reliance Standard Life Insurance Company and Optimum Re Insurance Company.  The Company also currently assumes business under an agreement with Unified Life Insurance Company and with Dakota Capital Life Insurance Company.

Note 6.               Lease Commitments

Total rent expense was $6,750 and $6,750 for the quarters ended March 31, 2016 and 2015, respectively.  The Company amended its lease on August 26, 2015 which extended its termination date until December 31, 2017 with an optional additional year.  The future rent payments required under the lease are $27,000 in 2016, 2017 and the option year 2018.

Note 7.               Warrants

The Company conducted its public stock offering through the sale of units. Each unit was sold for $1,000 and consisted of 200 shares of common stock and a warrant to purchase an additional 200 shares of common stock at $6.00 per share. The warrants were originally scheduled to expire, if not exercised, February 24, 2016. The board of directors of the Company extended the warrant expiration date to April 1, 2016.  As of December 31, 2014 warrant-holders had the right to purchase 2,532,400 shares of common stock.  On February 24, 2015 The Company registered a warrant exercise offering with the Kansas Securities Commissioner.  During 2015, warrant-holders exercised warrants for the purchase of 944,845 shares of common stock.  As of December 31, 2015 warrant-holders had the right to purchase 1,587,555 shares of common stock.  During the first quarter of 2016, warrant-holders exercised their rights to purchase an additional 354,794 shares of common stock.

Management engaged the services of an experienced valuation firm to value the warrants as of February 24, 2013.  The valuation performed valued the warrants to be worth $0.01 per share of common stock and management has allocated this amount from additional paid-in capital to the outstanding warrants.  As the warrants have been exercised, the value allocated to the warrants exercised has been restored to additional paid-in capital.  The value of outstanding warrants was reduced to zero at March 31, 2016.  During the warrant exercise period, we were not aware of any sale of our warrants.

Note 8.               Restricted Funds

As required by Kansas law, US Alliance Life and Security Company maintains a trust account at Capital City Bank which is jointly owned by the Kansas Insurance Department.  The life insurance company is

US Alliance Corporation

Notes to Consolidated Financial Statements

Note 8.               Restricted Funds (Continued)

required by the State of Kansas to hold $400,000 of asset book value in this account.  The Company placed additional assets into this trust account in 2015 to meet the minimum deposit requirement for the
State of Missouri.  These assets were held in bonds and other invested assets with a statement value of $625,000 and $625,000 as of March 31, 2016 and December 31, 2015, respectively.

Note 9.               Statutory Net Income and Surplus

US Alliance Life and Security Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Kansas Insurance Department. Statutory practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. The following table summarizes the statutory net loss and statutory capital and surplus of US Alliance Life and Security Company as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014.

Statutory Capital and Surplus as of
March 31                                    December 31
2016                                              2015

$                 2,733,850                     $                 2,935,205

Statutory Net Loss for the Quarters ended March 31,
2016                                           2015

$                  (175,744)                    $                   (234,352)

The payment of dividends to US Alliance Corporation by US Alliance Life and Security Company is subject to limitations imposed by applicable insurance laws. For example, “extraordinary” dividends may not be paid without permission of the Kansas Insurance Department. An “extraordinary” dividend is defined, in general, as any dividend or distribution of cash or other property whose fair market value, compared with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of the policyholders’ surplus (total statutory capital stock and surplus) as of December 31 of the preceding year or (ii) the statutory net gain from operations excluding realized gains on investments) of the insurer for the 12 month period ending December 31 of the preceding year.

Note 10.             Subsequent Events

All of the effects of subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. The Company does not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date but arose after, but before the consolidated financial statements are issued. In some cases, unrecognized subsequent events are disclosed to keep the consolidated financial statements from being misleading.

The Company has evaluated subsequent events through June 24, 2016, the date on which the consolidated financial statements were issued. Between January 1, 2016 and the date of this report, warrant-holders exercised their right to purchase an additional 255,239 shares of common stock.  The additional shares purchased would be anti-dilutive to 2015 earnings per share.  All unexercised warrants expired on April 1, 2016.